   As filed with the Securities and Exchange Commission on December 30, 1999
                                            Registration Statement No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                             ---------------------
                                ORAPHARMA, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                      2834                   22-3473777
                          (Primary Standard Industrial      (IRS Employer
     (State or other        Classification Code No.)   Identification Number)
     jurisdiction of
    incorporation or
      organization)

                                732 Louis Drive
                              Warminster, PA 18974
                                  215/956-2200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                              MICHAEL D. KISHBAUCH
                     President and Chief Executive Officer
                                OraPharma, Inc.
                                732 Louis Drive
                              Warminster, PA 18974
                                  215/956-2200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:
         David R. King, Esq.                    Luci Staller Altman, Esq.
     Morgan, Lewis & Bockius LLP                 Matthew F. Herman, Esq.
         1701 Market Street                       Rishi A. Varma, Esq.
       Philadelphia, PA 19103                Brobeck, Phleger & Harrison LLP
            215/963-5000                        1633 Broadway, 47th Floor
                                                   New York, NY 10019
                                                      212/581-1600
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                  Proposed
           Title of each Class of             Maximum Aggregate  Amount of the
         Securities to be Registered          Offering Price(1) Registration Fee
--------------------------------------------------------------------------------
Common Stock, $0.001 par share..............     $56,350,000        $14,877
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The Information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities, and we are not soliciting offers to buy these       +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED DECEMBER 30, 1999

                            [LOGO OF ORAPHARMA INC.]

                                       Shares

                                  Common Stock

    OraPharma is offering     shares of its common stock. This is our initial
public offering. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "OPHM." We anticipate
that the initial public offering price will be between $       and $       per
share.

                                --------------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 7.

                                --------------

                                                                Per Share Total
                                                                --------- -----
Public Offering Price..........................................   $       $
Underwriting Discounts and Commissions.........................   $       $
Proceeds to OraPharma..........................................   $       $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    OraPharma has granted the underwriters a 30-day option to purchase up to an
additional       shares of common stock to cover over-allotments. FleetBoston
Robertson Stephens Inc. expects to deliver the shares to purchasers on       ,
2000.

                                --------------

Robertson Stephens

             U.S. Bancorp Piper Jaffray

                                              Gerard Klauer Mattison & Co., Inc.

                  The date of this Prospectus is       , 2000

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

      Until      , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................    3
RISK FACTORS..............................................................    7
FORWARD-LOOKING STATEMENTS................................................   17
USE OF PROCEEDS...........................................................   18
DIVIDEND POLICY...........................................................   18
CAPITALIZATION............................................................   19
DILUTION..................................................................   20
SELECTED FINANCIAL DATA...................................................   21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..............................................................   22
BUSINESS..................................................................   27
MANAGEMENT................................................................   42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   52
PRINCIPAL STOCKHOLDERS....................................................   54
DESCRIPTION OF CAPITAL STOCK..............................................   57
SHARES ELIGIBLE FOR FUTURE SALE...........................................   60
UNDERWRITING..............................................................   61
LEGAL MATTERS.............................................................   63
EXPERTS...................................................................   63
ADDITIONAL ORAPHARMA INFORMATION..........................................   63
INDEX TO FINANCIAL STATEMENTS.............................................  F-1

                             ---------------------

      OraPharma has applied for a federally registered trademark for "OraPharma." This prospectus also includes trademarks and tradenames of other parties.

                               PROSPECTUS SUMMARY

      This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read this summary together with the more detailed information regarding our company and the common stock being sold in this offering appearing elsewhere in this prospectus, including our financial statements and related notes.

                                   OraPharma

Introduction

      OraPharma is developing pharmaceutical products for the treatment of oral diseases and disorders. We completed two pivotal Phase 3 clinical trials in October 1999, involving a total of 747 patients, for our lead product candidate, Minocycline Periodontal Therapeutic System. MPTS is designed to treat adult periodontitis, a chronic infection caused by plaque buildup on teeth and the leading cause of adult tooth loss. Based on our clinical trial results, we expect to file a New Drug Application, or NDA, with the Food and Drug Administration, or FDA, in the first half of 2000 for periodontitis. Our other research and development programs are directed at further establishing a presence in oral care pharmaceuticals and leveraging our core drug-delivery technology.

      Periodontitis has no known cure and is thought to be linked to other serious systemic health problems such as cardiovascular disease, diabetes and low infant birth weight. According to the American Dental Association, approximately 50 million Americans have periodontal disease and only 7.5 million Americans are currently receiving treatment. According to industry sources, more than $6.0 billion is spent annually on products and services to treat this condition. Pharmaceuticals for the treatment of periodontitis comprise a rapidly emerging segment of the overall oral health care market. In addition, we believe a broader market opportunity exists for the treatment of other oral health care diseases and disorders with large, unmet medical needs. Examples include oral mucositis, a condition that is a consequence of cancer therapy and involves the formation of painful ulcers in the mouth and esophagus, and various oral conditions requiring regeneration of bone and tissue.

      Our lead product candidate, MPTS, uses our core drug-delivery technology--a patented polymer system developed to achieve both localized and sustained release of drugs--and a specially designed dispenser to place the antibiotic minocycline precisely at the site of periodontal infection. We licensed MPTS and our drug-delivery technology from American Cyanamid, which is now a part of American Home Products, or AHP. We have developed MPTS to enhance the effect of the standard treatment for periodontitis, a mechanical procedure known as scaling and root planing for the removal of accumulated plaque above and below the gumline. We believe MPTS offers significant advantages over existing pharmaceutical treatments, particularly speed and convenience of administration. In addition, MPTS' local-delivery approach results in high drug concentration at the infection site, with, we believe, reduced risk of drug resistance. Finally, because MPTS is administered chair-side by oral care professionals, patient compliance is ensured.

      In the U.S., we intend to create a sales and marketing force of 50 to 75 persons and to begin hiring and training activities in late 2000. Assuming we obtain FDA approval, we will target approximately 3,700 periodontists, and approximately 25,000 general dentists whom we believe frequently perform scaling and root planing procedures. In international markets, we intend to enter into strategic collaborations to market and sell MPTS rather than establish our own sales force.

      We obtained licenses for two additional technologies in December 1998 in order to develop other product candidates that are currently in preclinical studies. The first, initially developed at Brigham and Women's Hospital, is for the treatment of oral mucositis. This is a condition that occurs in more than 40% of patients receiving standard chemotherapy and virtually all patients who receive head and neck radiation therapy, according to an article published in January 1995, Principles and Practice of Oncology. The second, initially developed at Children's Hospital of Boston, is for the regeneration of bone and soft-tissue to aid in the support of dental implants and dentures. We also formed collaborations with both organizations to support ongoing development of these technologies. In addition, we have begun two earlier-stage research programs with the University of North Carolina-- Chapel Hill, that are directed at traumatic tooth injury and a next-generation therapeutic treatment for periodontitis.

      We aim to become a leader in oral care pharmaceuticals, including agents that target both dental and non-dental pathologies of the oral cavity. Our business strategy is based on leveraging our scientific and medical staff's expertise in drug development, drug delivery and management of clinical trials; building our own sales and marketing team for the commercialization of MPTS and other oral healthcare product candidates in the U.S.; and forming strategic collaborations to complete basic research and advance other functions such as manufacturing and distribution.

                             Additional Information

      We were formed in August 1996. Our principal executive offices are located at 732 Louis Drive, Warminster, Pennsylvania 18974, and our telephone number is 215-956-2200. We maintain a site on the World Wide Web at www.orapharma.com. The information found on our site is not a part of this prospectus and should not be relied upon when making a decision to invest in our common stock.

                                  The Offering

Common stock offered by OraPharma........      shares

Common stock to be outstanding after this
  offering...............................      shares

Use of Proceeds..........................  For further development and commercialization of MPTS, ongoing
                                           research and development, general
                                           corporate and working capital
                                           purposes, payments under licensing
                                           agreements and obtaining new product
                                           candidates or technology.

Proposed Nasdaq National Market Symbol...  OPHM

      The number of shares outstanding after this offering excludes, as of December 30, 1999:

    .     shares of common stock available for issuance under our 1999 Equity
      Compensation Plan;

    . 94,478 shares of common stock available for issuance under our 1996
      Stock Option Plan;

    . 1,173,947 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.18 per share;

    . warrants to purchase 62,500 shares of series A preferred stock, which will either be exercised prior to the completion of this offering or become exercisable for 62,500 shares of common stock upon the completion of this offering at an exercise price of $1.00 per share;

    . warrants to purchase 55,000 shares of common stock at an exercise price of $1.82 per share;

    . warrants to purchase 221,239 shares of common stock at an exercise price of $6.46 per share issued in connection with the sale of series D preferred stock; and

    . warrants to purchase 82,305 shares of common stock at an exercise price of $2.43 per share.
                              --------------------

      Generally, the information in this prospectus, unless otherwise noted:

    . assumes that the over-allotment option is not exercised; and

    . reflects the automatic conversion of all outstanding shares of series
      A, B, C and D preferred stock into an aggregate of 15,114,212 shares of common stock at the closing of this offering.

                             Summary Financial Data

      The following table presents summary financial information for OraPharma. The pro forma balance sheet data gives effect to the sale on December 23, 1999 of 1,106,194 shares of the series D preferred stock at $4.52 per share; and the conversion of the outstanding shares of the series A preferred stock, series B preferred stock, series C preferred stock and series D preferred stock. The pro forma as adjusted balance sheet data reflects the sale by OraPharma of
shares of common stock in the offering at an assumed offering price of $   per
share and the use of the net proceeds as set forth in "Use of Proceeds" on page
18. The summary financial data for the period from inception (August 1, 1996) through December 31, 1996, the years ended December 31, 1997 and 1998 and the period from inception through December 31, 1998 are derived from the audited financial statements. The summary financial data for the nine months ended September 30, 1998 and 1999 and for the period from inception through September 30, 1999 are unaudited, but, in our opinion, include all adjustments necessary for a fair presentation of such financial data. You should read this data together with the financial statements and related notes included in this prospectus.

                          Period from                                                      Period from    Period from
                           Inception                                                        Inception      Inception
                           (August 1,                                                       (August 1,    (August 1,
                             1996)           Year Ended             Nine Months Ended         1996)          1996)
                            Through         December 31,              September 30,          Through        Through
                          December 31, ------------------------  ------------------------  December 31,  September 30,
                              1996        1997         1998         1998         1999          1998          1999
                          ------------ -----------  -----------  -----------  -----------  ------------  -------------
Statement of Operations
  Data:
Operating expenses:
 Research and
   development..........   $  26,294   $ 1,706,393  $ 7,324,975  $ 3,710,157  $ 5,841,243  $  9,057,662  $ 14,898,905
 General and
   administrative.......     408,295       939,469    1,590,375      930,285    1,403,988     2,938,139     4,342,127
                           ---------   -----------  -----------  -----------  -----------  ------------  ------------
  Operating loss........    (434,589)   (2,645,862)  (8,915,350)  (4,640,442)  (7,245,231)  (11,995,801)  (19,241,032)
Net interest income
  (expense).............        (641)      504,123      424,488      302,195      513,171       927,970     1,441,141
                           ---------   -----------  -----------  -----------  -----------  ------------  ------------
Net loss................   $(435,230)  $(2,141,739) $(8,490,862) $(4,338,247) $(6,732,060) $(11,067,831) $(17,799,891)
                           =========   ===========  ===========  ===========  ===========  ============  ============
Basic and diluted net
  loss per share........               $     (2.30) $     (6.21) $     (3.29) $     (4.30)
                                       ===========  ===========  ===========  ===========
Shares used in computing
  net loss per share....                   932,111    1,366,587    1,319,799    1,564,259
                                       ===========  ===========  ===========  ===========
Pro forma basic and
  diluted net loss per
  share.................                            $     (0.91)              $     (0.43)
                                                    ===========               ===========
Shares used in computing
  pro forma basic and
  diluted net loss per
  share.................                              9,349,465                15,572,277
                                                    ===========               ===========

                                               September 30, 1999
                                     ----------------------------------------
                                                                  Pro Forma
                                        Actual      Pro Forma    As Adjusted
                                     ------------  ------------  ------------
Balance Sheet Data:
Cash and cash equivalents........... $ 11,025,319  $ 16,000,316  $
Total assets........................   12,345,449    17,320,446
Long-term debt......................      336,277       336,277       336,277
Redeemable convertible preferred
  stock.............................   28,771,713           --            --
Deficit accumulated during the
  development stage.................  (17,799,891)  (17,799,891)  (17,799,891)
Total stockholders' equity
  (deficit).........................  (17,351,969)   16,394,741

                                  RISK FACTORS

      You should carefully consider the following risk factors, together with all of the other information contained in this prospectus before purchasing our common stock. If any of the following risks actually occur, our business, financial condition and operating results could be seriously harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

                         Risks Related to Our Business

Our future revenue and operating results will be dependent on our ability to market one product candidate.

      Most of our future revenue and operating results will depend on our ability to successfully market MPTS. Although we plan to develop and market additional product candidates, we believe that most of our revenue for the foreseeable future will come from sales of MPTS. We completed Phase 3 clinical trials for MPTS in October 1999 and expect to file an NDA with the FDA in the first half of 2000. If we are unable to obtain FDA approval for, and then to gain market acceptance of, obtain adequate reimbursement coverage for, or successfully commercialize MPTS, our business, financial condition and results of operations will be materially adversely affected.

If we are unable to achieve product development milestones under our license agreement with American Home Products, or if that agreement terminates, our rights to commercialize MPTS and our core drug- delivery technology will be materially adversely affected or lost.

      We license MPTS and our core drug-delivery technology on an exclusive basis for applications in the oral cavity from AHP. AHP has the right to convert our exclusive license to commercialize MPTS to a non-exclusive license if we fail to file an NDA for MPTS by August 2001, or if we fail to commercialize MPTS by August 2003. AHP also has the right to convert our exclusive license to other oral products to a non-exclusive license if we fail to commercialize at least one other oral cavity or non-oral cavity product by August 2007. In addition, AHP has the right to terminate the license agreement for other reasons, including if we materially breach our payment or other obligations under our license agreement. If AHP converts our license to a non-exclusive license, AHP would be free to license MPTS and the core drug-delivery technology to any third parties, including our competitors. If our license agreement with AHP terminates, we would be forced to cease our efforts to commercialize MPTS and other oral cavity products utilizing our drug-delivery technology.

Most of our product candidates are at early stages of product development and may never be commercialized.

      Most of our product candidates are at an early stage of product development. The successful commercialization of our product candidates will require significant further research, development, testing, regulatory approvals and investment. Product candidates that are not advanced beyond the early stages of product development or that do not demonstrate clinical efficacy or achieve regulatory approval will not be commercialized. Our product candidates in the research and development stage may not yield results that would permit or justify clinical testing, and those product candidates that advance to clinical testing may not be approved or commercialized.

Even if we get our product candidates approved, they might not be accepted in the marketplace.

      The commercial success of our product candidates will depend upon their acceptance by oral health care providers, insurance companies and other third-party payors and patients as clinically useful, cost-effective and safe products. Even if our product candidates obtain regulatory approval, they may not achieve market acceptance of any significance. If any of our product candidates do not achieve market acceptance, our business and financial condition will be materially adversely affected.

We have incurred substantial losses since we were formed, and we expect to continue to incur such losses for the foreseeable future. These losses could increase significantly as we continue our product development efforts.

      We have incurred substantial losses since our inception and we may never be profitable. As of September 30, 1999, we had a cumulative net loss of approximately $17.8 million. These losses have resulted principally from costs incurred in our research and development programs, including clinical trials, and from our general and administrative costs. We have not derived revenues from product sales or royalty revenue, and we do not expect to achieve revenue from product sales or royalties until we receive regulatory approval and begin commercialization of our product candidates. We are not certain of when, if ever, that will occur. We expect to incur additional operating losses in the future and these losses could increase significantly as we expand our development and clinical trial efforts. Our operations may never be profitable even if any of our product candidates are approved and commercialized.

We depend on sole-source suppliers for raw materials and components for MPTS and may not be able to obtain an alternate supply on a timely or acceptable basis.

      We currently rely on sole-source suppliers to provide each of the four separate raw materials and components for MPTS:

    . the polymer component;

    . minocycline, the active drug ingredient;

    . the plastic dispenser component; and

    . the stainless steel dispenser handle.

      We have not entered into any agreements that provide us assurance of continued supply of these components. Because we have not yet commercialized any products, we have obtained only the limited supply of these materials and components necessary to conduct clinical trials. We may not be able to obtain a sufficient supply of these raw materials and components from each supplier at competitive prices, if at all, necessary for the commercialization of MPTS. We may not be able to find alternative suppliers in a timely manner that would provide these materials and components at acceptable prices or in adequate quantities. Any delay or disruption in the supply of these materials, including those resulting from natural disasters, could slow or stop commercialization of MPTS. Before replacing any of these suppliers or engaging second-source suppliers, we would need to satisfy various regulatory requirements.

We depend on two sole-source contract manufacturers for the production and packaging of MPTS, and have not entered into long-term agreements with either manufacturer.

      We have no experience in manufacturing and we currently lack the resources or capability to manufacture any of our product candidates on a clinical or commercial scale. As a result, we are dependent on third parties for the assembly, testing and packaging of our product candidates. In the case of MPTS, we are solely dependent on one company for the manufacture and testing of MPTS microspheres. Additionally, we are solely dependent on another company for filling and packaging the dispensers. We may not be able to enter into agreements on acceptable terms for the commercial-scale manufacturing or filling and packaging of MPTS. If we are unable to do so, our commercialization of MPTS will be delayed or halted, as we would be required to satisfy various regulatory requirements before engaging either a substitute or a second-source manufacturer or packager. In addition, each manufacturer and manufacturing facility of any component or aspect of MPTS must be inspected and meet extensive FDA regulatory requirements, and these manufacturers' facilities may not meet these requirements.

We have no sales or marketing experience, and if we are unable to effectively develop adequate sales and marketing capabilities, we may be unsuccessful in commercializing our product candidates.

      We currently have no sales, marketing or distribution capability. We intend to market and sell our product candidates in the U.S. through a direct sales and marketing force. In order to do this, we will have to develop a sales and marketing force with technical expertise and establish a supporting distribution capability. Developing a sales and marketing force is expensive and time-consuming and could delay any product launch. Furthermore, while we currently expect to create a direct sales and marketing force of 50 to 75 people, the actual number of representatives needed by us to reach our target market may be significantly more or less than our current expectations. If we are unable to successfully hire, deploy and manage our sales and marketing force, our business and operating results will be harmed.

      If we are unable to establish our sales and marketing capability, we will need to enter into sales and marketing agreements with third parties to market MPTS in the U.S. We plan to enter into these types of arrangements for sales outside the U.S. If we are unable to establish successful distributor relationships, we may fail to realize our full sales potential.

      In addition, because we intend to develop this sales and marketing force before we have received FDA approval of our NDA for MPTS, our results of operations will be materially adversely affected if we fail to obtain FDA approval on a timely basis.

Marketplace acceptance of our product candidates will depend on competition in our industry, which is intense.

      The extent to which any of our product candidates achieve market acceptance will depend on competitive factors, many of which are beyond our control. Competition in the pharmaceutical industries, and the market for oral care pharmaceuticals in particular, is intense. Competition has been accentuated by the rapid pace of technology development. FDA-approved products currently exist that will compete with most of the product candidates we are developing. We are also aware of companies that are developing products that may compete in the same markets as our product candidates. Many of these current and potential competitors have substantially greater research and development capabilities and financial, scientific, marketing and sales resources than we possess. These competitors may succeed in developing products earlier and obtaining regulatory approvals from the FDA more rapidly than us. These competitors may also develop products that are superior to those we are developing and render our product candidates or technologies obsolete or non-competitive. If any of our product candidates receive regulatory approvals, but cannot compete effectively in the marketplace, our business, financial condition and results of operations will be materially adversely affected.

Our ability to market and sell our product candidates will depend on the availability of adequate reimbursement from government health administration authorities, private health insurers and other organizations.

      Our ability to market and sell our product candidates will depend on the availability of adequate reimbursement for the cost of our product candidates and related treatments from government health administration authorities, private health insurers and other organizations. Reimbursement for oral care by third-party payors is traditionally significantly more limited than reimbursement for other fields of medical care. This is particularly an issue for products administered by oral care professionals. We believe that approximately one-half of all dental services are currently paid for directly by patients and not by third-party payors. Reimbursement for oral care may never reach levels equivalent to reimbursement for other fields of medical care. Furthermore, third-party payors are increasingly challenging the price of health-care products and services and have been slow to offer reimbursement for newly approved health care products. Our products candidates, if commercialized, may not be considered cost-effective or be covered by adequate reimbursement. The lack of adequate reimbursement from government health administration authorities, private health insurers and other organizations for our product candidates would have a material adverse effect on our operating results.

If our licensing arrangements and collaborations with third parties are terminated or prove to be unsuccessful, our efforts to develop and commercialize other product candidates may be delayed.

      We depend on licensing arrangements and collaborations with third parties other than AHP for the development and commercialization for our other product candidates. We also depend on arrangements with third parties for research, development, and commercialization of our product candidates. Our licensing arrangements may be terminated or reduced to a non-exclusive basis if we do not perform as required under those arrangements. In addition, our third-party licensors or collaborators may also breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities in a timely manner. We would likely experience significant delays in the development or commercialization of a product candidate if a license to applicable technologies were terminated or rendered non-exclusive.

      Collaborative arrangements in our industry can be very complex, particularly with respect to intellectual property rights. Disputes may arise in the future regarding ownership rights to technology developed by or with other parties. These and other possible disagreements between us and our third-party licensors and collaborators could lead to delays in the research, development, manufacture and commercialization of our product candidates. Third-party licensors and other collaborators may also pursue alternative technologies or product candidates either on their own or in collaboration with others in direct competition with us. These disputes could also result in litigation or arbitration, both of which are time-consuming and expensive.

If we or the parties from which we license our technology fail to secure or enforce the patents and other intellectual property rights underlying MPTS, our core drug-delivery technology or our other product candidates, we may be unable to compete effectively.

      The pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success depends on our ability and the ability of our third-party licensors to:

    . obtain and maintain patent protection for MPTS, our other product candidates, and our core drug- delivery technology;

    . preserve our trade secrets; and

    . operate without infringing on the intellectual property rights of third parties.

Patents may not ultimately be issued from any pending or future patent applications. In addition, any issued patents may not be sufficient to protect our product candidates or technologies. Our issued patents may be held to be invalid if challenged. In addition, third parties may develop similar technology which circumvents our or our licensors' patents. If we or our third-party licensors do not obtain and maintain appropriate patent protection, we may face increased competition in the United States and in foreign countries.

      Our third-party licensors are primarily responsible for prosecuting and maintaining all patents and patent applications covering MPTS, our drug-delivery technology, and our other product candidates. If these third parties do not diligently prosecute and maintain the patents and patent applications upon which we rely, our ability to exclude others from competing with us may suffer.

      Patent applications in the United States are maintained in secrecy until a patent issues. As a result, others may have filed patent applications for products or technology covered by any pending patent applications we are relying upon. There may be third-party patents, patent applications and other intellectual property relevant to our product candidates and technologies which are not known to us and that block or compete with our product candidates or technologies. In addition, litigation may be necessary to enforce any patents issued to us or to determine the scope and validity of the intellectual property rights of third parties. Litigation and interference proceedings, even if they are successful, are expensive to pursue.

We may face significant expense and liability if our technologies, product candidates, methods or processes are found to infringe the intellectual property rights of others, or if we allege others infringe our intellectual property rights.

      If our technologies, product candidates, methods or processes infringe the intellectual property rights of other parties, we could incur substantial costs and we may have to:

    . obtain licenses from the owners of such intellectual property rights;

    . redesign our product candidates or processes to avoid infringement;

    . stop using the subject matter claimed in the patents held by others;

    . pay damages; or

    . defend litigation or administrative proceedings which may be costly whether we win or lose.

      Although no third party has asserted a claim of infringement against us, we cannot assure you that third parties will not, in the future, assert patent or other intellectual property infringement claims against us with respect to our product candidates, technologies or other matters. We are aware of an issued patent that relates to use of antibiotics, including minocycline, to inhibit collagenase to treat periodontal and other diseases, and which has been exclusively licensed to a competitor. It is possible that a claim could be asserted that the use of our MPTS product infringes this issued patent. We do not believe that we infringe any valid and enforceable claims of the patent, and we have received an opinion of patent counsel that the relevant claims of the patent should be invalidated if asserted in litigation. If this patent is found to contain claims infringed by the use of our MPTS product and such claims are ultimately found to be valid and enforceable, we may not be able to obtain a license from the competitor at a reasonable cost, if at all, or develop or obtain alternative technology. If we cannot do either, our financial condition and business would be harmed. In addition, we cannot assure you that we will not have to defend ourselves in court against allegations of infringement, which could result in substantial cost and diversion of management's resources, or that our defense would be successful.

      In addition, the products of others could infringe the patent and other intellectual property rights upon which we rely. The defense and prosecution of patent and other intellectual property claims is both costly and time-consuming, even if the eventual outcome is favorable to us. Any adverse outcome in a proceeding involving patent rights of others could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require us to cease commercializing our products and technologies.

      Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel. The confidentiality agreements required of our employees may not provide adequate protection for our trade secrets, know-how or other proprietary information or prevent any unauthorized use or disclosure or the lawful development by others. If any of our intellectual property is disclosed, our business may suffer. In addition, many of our scientific and management personnel have been recruited from other biotechnology and pharmaceutical companies, where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade-secret violations and other claims relating to the intellectual property rights of these companies.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

      We are highly dependent on our key management and scientific personnel. The employment of any of our key personnel could cease at any time. The loss of any of our key management could cause our business to suffer.

      Competition for qualified employees among companies in the pharmaceutical industry is intense. Our future success depends upon our ability to attract, retain and motivate highly-skilled employees. In order to successfully commercialize our product candidates, we may be required to substantially expand our personnel, particularly in the areas of sales and marketing, clinical trials management and regulatory affairs.

      We may not be successful in recruiting or retaining qualified personnel, which would harm our business.

We are likely to need additional financing, but our access to capital funding is uncertain.

      Our current and anticipated development projects require substantial capital. We are likely to need substantial additional funds to conduct our research activities, technical studies, clinical trials and other activities relating to the successful commercialization of our product candidates. However, our access to capital funding is uncertain. If adequate funds are unavailable, we may be required to:

    . delay, reduce the scope of, or eliminate one or more of our research or development programs;

    . license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available; or

    . obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to product candidates or products that we would otherwise seek to develop or commercialize ourselves.

      If we raise additional funds by issuing equity securities, our existing stockholders will own a smaller percentage of OraPharma, and new investors may pay less on average for their securities than, and could have rights superior to, existing stockholders.

We may be subject to product liability claims if our product candidates injure people, and we have only limited product liability insurance.

      Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products and candidates. We may not be able to avoid product liability claims. Product liability insurance for the pharmaceutical industry is generally expensive, if available at all. Our current product liability insurance coverage, $1 million per occurrence and $5 million aggregate, may not be adequate. If we are unable to obtain or maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. A successful product liability claim brought against us in excess of our insurance coverage, if any, may cause us to incur substantial liabilities.

If, because of our use of hazardous materials, we violate environmental controls or regulations that apply to such materials, we may incur substantial costs and expenses.

      Our research and development activities involve the controlled use of hazardous materials, including hazardous chemicals. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and some waste products. Accidental contamination or injury from these materials could occur. In the event of an accident, we could be liable for any resulting damages, and any liabilities could exceed our resources. Compliance with environmental laws and regulations could require us to incur substantial unexpected costs which could materially and adversely affect our operating results.

We face uncertainty with year 2000 compliance.

      The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This may result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to receive supplies from our vendors or to operate our accounting and other internal systems. If our software vendors are unable to address the year 2000 compliance of their products, or should our suppliers' operations be disrupted by the year 2000 issue, then our ability to commercialize and develop our product candidates may be materially adversely affected.

                    Risks Related to Governmental Approvals

If the clinical trials of our product candidates fail, we will not be able to market our product candidates.

      To receive the regulatory approvals necessary for the sale of our product candidates, we must demonstrate through human clinical trials that each product candidate is safe and effective. If we are unable to obtain regulatory approval of our product candidates, we will not be able to market and commercialize our product candidates.

      The clinical trial process is complex, uncertain and expensive. We incur substantial expense for, and devote significant time to, clinical trials, yet we cannot be certain that the trials will ever result in the commercial sale of a product candidate. Positive results from preclinical studies and early clinical trials do not ensure positive results in clinical trials designed to permit application for regulatory approval, called pivotal clinical trials. We may suffer significant setbacks in pivotal clinical trials, even after earlier clinical trials show promising results. Any of our product candidates may produce undesirable side effects in humans that could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a product candidate. We, the FDA or foreign regulatory authorities may suspend or terminate clinical trials at any time if we or they believe the trial participants face unacceptable health risks. Clinical trials may fail to demonstrate that our product candidates are safe or effective. Even if we successfully complete clinical trials for our product candidates, we might not receive regulatory approval for any or all of our product candidates.

Our MPTS clinical trials might not be deemed acceptable by the FDA.

      We have completed two pivotal Phase 3 clinical trials with MPTS for the treatment of adult periodontitis in conjunction with scaling and root planing, and intend to submit in the first half of 2000 an NDA to the FDA based on the results of these trials and the earlier Phase 1 and 2 trials. Although we believe the two pivotal trials conducted by us with MPTS yielded successful results, we cannot assure you that the FDA will not, after completing its own analysis, either determine that such trials should have been conducted or analyzed differently, and thus reach a different conclusion from that reached by us, or request that further trials or analysis be conducted. Requiring us to conduct additional trials would have a material adverse effect on us, as any such additional trials would likely be time-consuming and expensive.

If our manufacturers do not obtain or maintain current Good Manufacturing Practices, we may not be able to commercialize MPTS or any other product candidate.

      Following extensive review of an NDA, the FDA may grant marketing approval, reject the application or require additional testing or information. Sales of a new drug may commence following FDA approval of an NDA and satisfactory completion of a pre-approval inspection of each manufacturing facility, including a review of pertinent production records. Drug manufacturing facilities are subject to a plant inspection before the FDA will issue approval to market a new drug product, and all of the suppliers and contract manufacturers that we intend to use must adhere to the current Good Manufacturing Practices, or cGMP, prescribed by the FDA. Detailed manufacturing information is also required to be submitted for review and approval by the FDA as part of the NDA. Among other things, we must submit data indicating that the drug product can be consistently manufactured by our supplier at the same quality standard, that the drug product is stable over time, that the level of chemical impurities in the drug product is below specified levels, and that the delivery device developed by us for MPTS works as intended in a consistent manner. Our manufacturers may not be able to obtain or maintain cGMP as prescribed by the FDA.

After any FDA approval of our MPTS or future NDAs, we will still have to comply with extensive regulations.

      Continued compliance with all FDA requirements and the conditions in an approved NDA, including those concerning product specifications, manufacturing process, validation, labeling, promotional material, record-keeping and reporting, is required for all approved drug products. Failure to comply with these requirements could result in warning letters, product recall, criminal action or other FDA-initiated actions, which could delay further marketing until the products are brought into compliance. Product approvals may also be withdrawn if problems concerning safety, efficacy or quality of the product occur following approval. In addition, if there are any modifications to the drug, including any changes in indication, manufacturing process, labeling, delivery devices or manufacturing facility, an NDA supplement may be required to be submitted to the FDA. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of such products.

      Approval of any NDA will also require us and the FDA to agree upon a package insert that will, among other things, identify possible side effects and specify contraindications. These restrictions could limit our ability to market MPTS or any other products.

We do not have, and may never obtain, the regulatory approvals we need to be permitted to market our product candidates.

      We have not applied for or received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of our product candidates. We have completed Phase 3 trials for MPTS and are conducting preclinical studies or research and development for our other product candidates. We have not submitted an NDA for any of our product candidates or, if any of our product candidates are determined to be medical devices, a Premarket Approval Application or Premarket Notification to the FDA or any equivalent application to any other foreign regulatory authorities for any of our product candidates. To date, none of our product candidates has been determined to be safe or effective.

      The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the product candidates involved. Furthermore, this approval process is extremely expensive and uncertain. We have only limited experience in filing and pursuing applications necessary to gain regulatory approvals. We cannot guarantee that any of our product candidates, including MPTS, will be found to be safe and effective by the FDA and approved for marketing.

Any future clinical trials could take longer to complete than we expect.

      Although for planning purposes we forecast the commencement and completion of clinical trials, the actual timing of these events can vary dramatically due to factors such as delays, scheduling conflicts with participating clinicians and clinical institutions and the rate of patient accruals. We cannot assure you that clinical trials involving our product candidates will commence or be completed as forecasted, or that they will be conducted successfully. Failure to commence or complete, or delays in, any of our future clinical trials could have a material adverse effect on our business and could cause our stock price to decrease.

      In some circumstances we rely on corporate collaborators, academic institutions or clinical research organizations to conduct, supervise or monitor some or all aspects of preclinical and clinical trials involving our product candidates. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own.

                         Risks Related to the Offering

The price of our common stock may be lower than the price you pay.

      Prior to this offering, there has been no public market for our common stock. If you purchase shares of our common stock in this offering, you will not pay a price that was established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay. After this offering, an active trading market in our stock might not develop or continue.

Our stock price may be highly volatile and you may not be able to resell your shares at or above the initial public offering price.

      The market price of our common stock may fluctuate significantly in response to many factors, some of which are beyond our control, including the following:

    . results of preclinical studies and clinical trials conducted by us, our collaborators or our competitors;

    . announcements of technological innovations or new commercial products by us, our collaborators or our competitors;

    . regulatory developments in both the United States and foreign countries;

    . changes in reimbursement policies;

    . developments or disputes concerning patents or other proprietary rights;

    . fluctuations in our operating results;

    . changes in financial estimates or recommendations by security analysts;

    . public concern as to the safety and efficacy of products developed by us, our collaborators or our competitors;

    . lack of adequate trading liquidity as a public company; or

    . general market conditions.

      In addition, the market price for securities of early-stage drug companies have been particularly volatile. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. We may become involved in this type of litigation in the future. Litigation of this type is often extremely expensive and diverts management's attention and resources.

You will incur immediate and substantial dilution of the stock value of your shares.

      The assumed offering price of our common stock is substantially higher than the net tangible pro forma book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of their common stock of $ per share. In the past, we issued options and warrants to acquire capital stock at prices significantly below the assumed offering price. There will be further dilution to investors when any of these outstanding options and warrants are exercised.

Future sales of our common stock could cause the market price of our common stock to decline.

      The market price of our common stock could decline due to sales of a large number of shares in the market after this offering or the perception that such sales could occur, including sales or distributions of shares by our large stockholders. These sales could also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock.

Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover.

      Our certificate of incorporation provides for the division of our board of directors into three classes and provides our board of directors the power to issue up to five million shares of preferred stock without stockholder approval. This preferred stock could have voting rights that could be superior to that of our common stock, and our board of directors has the power to determine these voting rights. Our certificate of incorporation also requires supermajority approval of the removal of any member of our board of directors and prevents our stockholders from acting by written consent. In addition,
Section 203 of the Delaware General Corporation Law contains provisions which impose restrictions on stockholder action to acquire control of OraPharma. The effect of these provisions of our certificate of incorporation and Delaware law would likely discourage third parties from seeking to obtain control of OraPharma.

The interests of our controlling stockholders may conflict with our interests and the interests of our other stockholders.

      Upon the completion of this offering, six stockholders will own approximately % of our outstanding common stock. The interests of our controlling stockholders could conflict with the interests of our other stockholders. For example, if our controlling stockholders chose to act together, they may be able to exert considerable influence over us, including in the election of directors and the approval of actions submitted to our stockholders. Also, the provision of Section 203 of the Delaware General Corporation Law would not be applicable to them. In addition, without the consent of these stockholders, we may be prevented from entering into transactions that could be beneficial to us.

The net proceeds from the offering may be allocated in ways with which you and other stockholders may not agree.

      Management will have significant flexibility in applying the net proceeds of this offering and could use these proceeds for purposes other than those contemplated at the time of the offering.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These forward-looking statements include statements about the following:

    . establishing a sales and marketing force, including related hiring and training activities;

    . our intentions regarding international collaborations;

    . anticipated operating losses and capital expenditures;

    . the anticipated filing date of our NDA for MPTS;

    . anticipated regulatory filing dates for our other product candidates;

    . our intention of making milestone payments in cash under our licensing agreements;

    . our product development efforts;

    . the status of our regulatory process for MPTS and other product candidates; and

    . our intention to rely on third parties for manufacturing.

      When used in this prospectus, the words "believe," "anticipate," "estimate," "expect," "seek," "intend," "may" and similar expressions are generally intended to identify "forward-looking statements." Our forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors are discussed in more detail elsewhere in this prospectus, including under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Because of these uncertainties, you should not place undue reliance on our forward-looking statements. We do not intend to update any of these factors or to publicly announce the result of any revisions to any of our forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

      The net proceeds to OraPharma from the sale of the    shares of common
stock from this offering, are estimated to be approximately $   million, or $
million if the underwriters' over-allotment option is exercised in full. This is based upon an assumed offering price of $ per share after deducting underwriting discounts and commissions and estimated offering expenses.

      We expect to use these proceeds for the following purposes:

    . approximately $16.0 million for the further development and commercialization of MPTS;

    . ongoing research and development activities;

    . general corporate and working capital purposes;

    . payments under current licensing agreements; and

    . obtaining licenses for new product candidates or technology.

      In addition, a portion of the net proceeds may be used to acquire other companies. We are not currently engaged in any negotiations to acquire any other company.

      The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including:

    . the size, scope and progress of our product candidate development efforts;

    . regulatory approvals;

    . competition;

    . marketing and sales activities;

    . the market acceptance of any products introduced by us;

    . future revenue growth; and

    . the amount of cash, if any, we generate from operations.

      As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending uses described above, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

      We have never paid cash dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future as we currently intend to retain any future earnings to fund the continued development and growth of our business. In addition, our existing credit facility prohibits the payment of dividends.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 1999:

    . on an actual basis derived from the unaudited financial statements;

    . on a pro forma basis to give effect to the sale 1,106,194 shares of series D preferred stock at $4.52 per share for net proceeds of $4,975,000, which occurred on December 23, 1999, and the automatic conversion of all outstanding shares of series A, B, C and D preferred stock into common stock upon the completion of the offering; and

    . on a pro forma as adjusted basis to give effect to the sale of shares of common stock offered in the offering at an assumed offering price of $ per share, after deducting underwriting discounts and commissions and estimated offering expenses.

                                           As of September 30, 1999
                                     ------------------------------------------
                                                                   Pro Forma
                                       Actual       Pro Forma     As Adjusted
                                     ------------  ------------  --------------
                                     (in thousands, except share amounts)
Long-term debt, less current
  portion........................... $        336   $       336   $        336
                                     ------------   -----------   ------------
Redeemable Convertible Preferred
  Stock, $.001 par value:
  Series A, 800,000 shares
    authorized, issued and
    outstanding actual, none issued
    and outstanding pro forma and
    pro forma as adjusted...........          800           --             --
  Series B, 6,623,658 shares
    authorized, issued and
    outstanding actual, none issued
    and outstanding pro forma and
    pro forma as adjusted...........       12,023           --             --
  Series C, 6,584,360 shares
    authorized, issued and
    outstanding actual, none issued
    and outstanding pro forma and
    pro forma as adjusted...........       15,949           --             --
                                     ------------   -----------   ------------
     Total redeemable convertible
       preferred stock..............       28,772           --             --
                                     ------------   -----------   ------------
Stockholders' Equity (Deficit):
  Common stock, $.001 par value,
    20,000,000 shares authorized,
    2,079,075 issued and
    outstanding actual, 17,193,287
    issued and outstanding pro
    forma,     issued and
    outstanding pro forma as
    adjusted........................            2            17
  Additional paid-in capital........          773        34,505
  Deferred compensation.............         (327)         (327)          (327)
  Deficit accumulated during the
    development stage...............      (17,800)      (17,800)       (17,800)
                                     ------------   -----------   ------------
     Total stockholders' equity
       (deficit)....................      (17,352)       16,395
                                     ------------   -----------   ------------
     Total capitalization........... $     11,756   $    16,731   $
                                     ============   ===========   ============

      The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of September 30, 1999 and does not include:

    . 105,478 shares of common stock underlying stock options available for future grants under our stock option plan;

    . 1,162,947 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $0.17; and

    . 421,044 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $4.26 per share.

                                    DILUTION

      As of September 30, 1999, our pro forma net tangible book value was $16,193,808 or $0.94 per share. Pro forma net tangible book value per share is determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock after giving effect to:

    . the sale of the series D preferred stock, net of offering cost, which occurred on December 23, 1999; and

    . the automatic conversion of all outstanding shares of series A, series
      B, series C and series D preferred stock into an aggregate of 15,114,212 shares of common stock, which will occur upon the closing of the offering.

      Without taking into effect any changes in pro forma net tangible book value after September 30, 1999, other than the issuance of the series D preferred stock on December 23, 1999, and to give effect to the sale of the
common stock offered hereby at an assumed offering price of $   per share and
the application of the net proceeds of the offering, the pro forma as adjusted
net tangible book value would have been $  , or $   per share. This represents
an immediate increase in pro forma net tangible book value of $   per share to
existing stockholders and dilution in pro forma as adjusted net tangible book
value of $   per share to new investors who purchase shares in the offering.
The following table illustrates this dilution:

   Assumed offering price per share...................................        $
     Pro forma net tangible book value per share before the offering..  $0.94
     Increase per share attributable to new investors.................
                                                                        -----
   Pro forma as adjusted net tangible book value per share after the offering.........................................................
                                                                              ---
   Dilution in net tangible book value per share to new investors.....        $
                                                                              ===

      If the underwriters' over-allotment option were exercised in full, the pro forma as adjusted net tangible book value per share after the offering
would be $   per share, the increase in net tangible book value per share to
existing stockholders would be $   per share and the dilution in net tangible
book value to new investors would be $   per share.

      The following table summarizes, on a pro forma as adjusted basis as of September 30, 1999, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from
us based on an assumed offering price of $   per share:

                                      Shares       Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent Per Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders......  17,193,287       % $33,858,833       %    $
   New investors..............
                                ----------  -----  -----------  -----
     Total....................              100.0% $            100.0%
                                ==========  =====  ===========  =====

      These tables do not assume exercise of stock options and warrants outstanding at September 30, 1999 and include 406,629 shares subject to repurchase by us.

      At September 30, 1999, there were 1,162,947 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.17 per share and 421,044 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.26 per share.

                            SELECTED FINANCIAL DATA

      The following selected financial data of OraPharma should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 22 and the financial statements and related notes beginning on page F-3. The selected financial data for the period from inception (August 1, 1996) through December 31, 1996, the years ended December 31, 1997 and 1998 and the period from inception through December 31, 1998 are derived from the audited financial statements. The selected financial data for the nine months ended September 30, 1998 and 1999 and for the period from inception through September 30, 1999 are unaudited, but, in our opinion, include all adjustments necessary for a fair presentation of such financial data.

                          Period from                                                      Period from    Period from
                           Inception                                                        Inception      Inception
                           (August 1,                                                       (August 1,    (August 1,
                             1996)           Year Ended             Nine Months Ended         1996)          1996)
                            Through         December 31,              September 30,          Through        Through
                          December 31, ------------------------  ------------------------  December 31,  September 30,
                              1996        1997         1998         1998         1999          1998          1999
                          ------------ -----------  -----------  -----------  -----------  ------------  -------------
Statement of Operations
  Data:
Operating expenses:
 Research and
   development..........   $  26,294   $ 1,706,393  $ 7,324,975  $ 3,710,157  $ 5,841,243  $  9,057,662  $ 14,898,905
 General and
   administrative.......     408,295       939,469    1,590,375      930,285    1,403,988     2,938,139     4,342,127
                           ---------   -----------  -----------  -----------  -----------  ------------  ------------
  Operating loss........    (434,589)   (2,645,862)  (8,915,350)  (4,640,442)  (7,245,231)  (11,995,801)  (19,241,032)
Net interest income
  (expense).............        (641)      504,123      424,488      302,195      513,171       927,970     1,441,141
                           ---------   -----------  -----------  -----------  -----------  ------------  ------------
Net loss................   $(435,230)  $(2,141,739) $(8,490,862) $(4,338,247) $(6,732,060) $(11,067,831) $(17,799,891)
                           =========   ===========  ===========  ===========  ===========  ============  ============
Basic and diluted net
  loss per share........               $     (2.30) $     (6.21) $     (3.29) $     (4.30)
                                       ===========  ===========  ===========  ===========
Shares used in computing
  basic and diluted net
  loss per share........                   932,111    1,366,587    1,319,799    1,564,259
                                       ===========  ===========  ===========  ===========
Pro forma basic and
  diluted net loss per
  share.................                            $     (0.91)              $     (0.43)
                                                    ===========               ===========
Shares used in computing
  pro forma basic and
  diluted net loss per
  share.................                              9,349,465                15,572,227
                                                    ===========               ===========

                                       December 31,
                            ------------------------------------  September 30,
                              1996        1997          1998          1999
                            ---------  -----------  ------------  -------------
Balance Sheet Data:
Cash and cash
  equivalents.............  $  37,704  $10,136,747  $ 19,236,084  $ 11,025,319
Total assets..............     61,479   10,859,584    20,480,402    12,345,449
Long-term debt............        --           --        480,978       336,277
Redeemable convertible
  preferred stock.........        --    12,822,769    28,771,713    28,771,713
Deficit accumulated during
  the development stage...   (435,230)  (2,576,969)  (11,067,831)  (17,799,891)
Total stockholders'
  deficit.................   (359,071)  (2,446,806)  (10,879,151)  (17,351,969)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Background

      We have devoted substantially all of our resources since we began our operations in August 1996 to research and development of pharmaceutical product candidates for oral healthcare. We are a development stage pharmaceutical company and have not generated any revenues from product sales. We have not been profitable and since our inception we have incurred a cumulative net loss of approximately $17.8 million through September 30, 1999. These losses have resulted principally from costs incurred in research and development activities, including Phase 3 clinical trials for our lead product candidate MPTS, and general and administrative expenses. We expect to incur additional operating losses until such time as we generate sufficient revenue to offset expenses. Research and development costs relating to product candidates will continue to increase. Manufacturing, sales and marketing costs will increase as we prepare for the commercialization of MPTS.

      We completed Phase 3 clinical trials in October 1999 for MPTS, our lead product candidate. We expect to file an NDA for MPTS with the FDA during the first half of 2000. Most of our revenue for the foreseeable future will depend on our ability to receive regulatory approvals for, and successfully market, MPTS. Assuming we obtain FDA approval, we intend to deploy a sales and marketing force of 50 to 75 persons in the U.S. and expect to begin hiring and training activities in late 2000. In international markets, we intend to rely on strategic collaborations to market and sell MPTS rather than establish our own sales force.

Equity Financings

      We have financed our operations primarily from the net proceeds generated from the issuance of convertible preferred stock. As of December 30, 1999, we have received total net proceeds of approximately $33.8 million from the following sales of preferred stock:

    . 800,000 shares of series A preferred stock were sold in February 1997 raising total net proceeds of approximately $800,000;

    . 6,623,658 shares of series B preferred stock were sold in March 1997 raising total net proceeds of approximately $12.0 million;

    . 6,584,360 shares of series C preferred stock were sold in December
      1998 raising total net proceeds of approximately $16.0 million; and

    . 1,106,194 shares of series D preferred stock were sold on December 23, 1999 raising total net proceeds of approximately $5.0 million.

Milestone Payments, Royalties and License Fees

      We paid AHP $250,000 and issued AHP 220,000 shares of our common stock at the time we entered into our license agreement with AHP. Our license agreement with AHP requires us to make payments to AHP as two milestones are achieved, and to pay AHP royalties on sales of MPTS and other products that are covered by the AHP patents or developed using the AHP technology. The first milestone payment of $500,000 will be paid to AHP if and when the FDA accepts submission of our NDA for MPTS for the treatment of periodontitis. A second milestone payment of $2.5 million is due to AHP if and when we receive FDA approval of MPTS for the treatment of periodontitis. Instead of paying this second milestone in cash, we may issue AHP warrants to purchase our common stock. In addition, if our cash reserves are below $5 million at the time the first payment is due, we may instead make this payment by issuing AHP a combination of a promissory note and a warrant to purchase our common stock. We intend to make both of these milestone payments in cash.

      We are also required to pay royalties on sales of MPTS to Gary R. Jernberg, DDS, a holder of three U.S. patents, and to Technical Development and Investments, Est., relating to technology previously licensed by AHP to this third party. Royalties payable to these third parties can be fully credited against up to 50% of the royalties payable under our agreement with AHP.

      We paid Mucosal Therapeutics LLC $200,000 and issued Mucosal Therapeutics a warrant to purchase 55,000 shares of our common stock in December 1998. On December 28, 1999, we completed our first milestone and paid Mucosal Therapeutics $100,000 and issued this third party a warrant to purchase 82,305 shares of our common stock. We are required to make payments to Mucosal Therapeutics, in the form of cash and warrants to purchase our common stock, as preclinical and clinical milestones are achieved, and upon FDA approval of a pharmaceutical product for the treatment of oral mucositis. The license agreement further obligates us to pay Mucosal Therapeutics royalties on sales of pharmaceutical products covered by or involving use of this technology.

      We have also entered into a research and consulting agreement with an affiliate of Mucosal Therapeutics, Biomodels LLC to perform preclinical studies on our behalf and to provide us with research and general consulting services regarding our development of the oral mucositis technology. Payments to this third party are expected to total approximately $1.4 million through 2002.

      We issued 165,000 shares of common stock to Children's Medical Center Corporation in December 1998. We are also required to make milestone payments to CMCC, payable in shares of our common stock, upon submission of our first NDA relating to a bone regeneration product candidate and upon approval of our first NDA. We are also obligated to pay CMCC royalties on sales of products covered by the CMCC patents or which are specified bone and soft-tissue regeneration products. We have also entered into a sponsored research agreement with Children's Hospital, a non-profit affiliate of CMCC, to conduct research in the area of bone and soft-tissue regeneration and perform related preclinical studies. Payments due under the sponsored-research agreement are expected to total approximately $1.3 million through mid-2002.

Results of Operations

Nine Months Ended September 30, 1999 and 1998.

      Research and Development Expenses. Research and development expenses increased to approximately $5.8 million for the nine months ended September 30, 1999 compared to approximately $3.7 million in the same period in 1998, an increase of 57.4%. This increase was primarily due to costs associated with Phase 3 clinical trials of MPTS, and to a lesser extent expanded efforts to develop new product candidates.

      General and Administrative Expenses. General and administrative expenses increased to approximately $1.4 million for the nine months ended September 30, 1999 compared to $930,000 in the same period in 1998, an increase of 50.9%. This increase is primarily due to higher personnel costs, together with higher facility costs and reflects the cost of preliminary marketing efforts for MPTS and the pursuit of corporate collaborations.

      Net Interest Income (Expense). Interest income for the nine months ended September 30, 1999 and 1998 was $553,000 and $328,000, respectively. The increase is attributable to higher levels of cash and cash equivalents available for investment in 1999 from the proceeds of our series C preferred stock. Interest expense for the same periods was $40,000 and $26,000 and represents interest incurred on an equipment financing facility.

      Net Loss. The net loss was approximately $6.7 million for the nine months ended September 30, 1999 compared to approximately $4.3 million in the same period in 1998, an increase of 55.2%. The increase reflects increases in research and development and general and administrative expenses, offset by the increase in interest income.

Years Ended December 31, 1998 and 1997.

      Research and Development Expenses. Research and development expenses increased to approximately $7.3 million for the year ended December 31, 1998 compared to approximately $1.7 million in the same period in 1997, an increase of 329.3%. This increase was primarily due to the cost of materials for and the initiation of Phase 3 clinical trials of MPTS. We also initiated development efforts on other new product candidates in 1998.

      General and Administrative Expenses. General and administrative expenses increased to approximately $1.6 million for the year ended December 31, 1998 compared to $939,000 in the same period in 1997, an increase of 69.3%. This increase is primarily due to higher personnel costs, together with higher facility costs, management and technical recruiting expenses and reflects the cost of preliminary marketing efforts for MPTS and the pursuit of corporate collaborations.

      Net Interest Income (Expense). Interest income was approximately the same for the years ended December 31, 1998 and 1997 at $463,000 and $506,000, respectively. Interest expense for the same periods was $38,000 and $1,000, and in 1998 represents interest incurred on an equipment financing facility.

      Net Loss. The net loss was approximately $8.5 million for the year ended December 31, 1998 compared to approximately $2.1 million in the same period of 1997, an increase of 296.4%. The increase reflects costs associated with the initiation of Phase 3 clinical trials of MPTS together with higher personnel related costs.

Year Ended December 31, 1997 and the period from inception (August 1, 1996) through December 31, 1996.

      We commenced operations on August 1, 1996. Therefore the period ended December 31, 1996 was less than a full year. Comparisons between this period and the full year 1997 may not be meaningful.

      Research and Development Expenses. Research and development expenses increased to approximately $1.7 million for the year ended December 31, 1997 compared to $26,000 for the period ended December 31, 1996. The increase was due to 12 months being reflected in the later period and, to a lesser extent, expenses relating to the preparation for Phase 3 clinical trials of MPTS.

      General and Administrative Expenses. General and administrative expenses increased to $939,000 for the year ended December 31, 1997 compared to $408,000 for the period ended December 31, 1996. The increase was due to 12 months being reflected in the later period as well as increased facility costs, salaries and professional costs.

      Net Interest Income (Expense). Interest income for the year ended December 31, 1997 of $506,000 was earned from the equity financing received in the year. Interest income and expense were minimal in 1996.

      Net Loss. The net loss for the year ended December 31, 1997 was approximately $2.1 million. The net loss for the period ended December 31, 1996 was $435,000.

Liquidity and Capital Resources

      As of September 30, 1999, we had cash and cash equivalents of approximately $11.0 million, a decrease of approximately $8.2 million from December 31, 1998. On December 23, 1999, we issued 1,106,194 shares of series D preferred stock, raising total net proceeds of approximately $5.0 million.

      During the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, net cash used in operating activities was approximately $8.1 million, $6.8 million and $1.9 million, respectively. This net use of cash was to fund our net losses for the periods, adjusted for non-cash expenses and changes in operating assets and liabilities.

      Net cash used in investing activities for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997 was $170,000, $700,000 and $711,000, respectively, primarily the result of the acquisition of laboratory equipment, leasehold improvements and furniture and fixtures and office equipment. During the year ended December 31, 1997, $250,000 was used for the acquisition of intangible assets related to the licensing of the MPTS technology.

      We anticipate that our capital expenditures will be approximately $2.5 million in 2000.

      Net cash proceeds from financing activities for the nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997 was $55,000, $16.6 million and $12.7 million, respectively. The net cash proceeds from financing activities during the years ended December 31, 1998 and 1997 were primarily from the issuance of preferred stock.

      In June 1999, we increased our credit facility with a bank from $750,000 to approximately $1.8 million. The facility may be used to finance purchases of equipment, software and leasehold improvements through June 30, 2000. Borrowings under this facility bear interest at the bank's prime rate plus 0.75%. As of September 30, 1999, there was $529,000 outstanding under this facility, and $1.0 million available for future borrowings.

      We lease our corporate and research and development facilities under an operating lease expiring on September 30, 2003. We may extend this lease for two additional five-year periods at rental rates equal to the then fair rental value as determined by our landlord. We have also entered into operating lease agreements for various office equipment. The terms of these lease agreements range from 18 to 65 months. Current total minimum annual payments under these leases are $18,740 per year.

      We expect that our operating expenses and capital expenditures will increase in future periods as a result of the manufacturing scale-up and in anticipation of commercialization of MPTS. The initiation of commercial manufacturing will require the purchase of production equipment and the hiring of additional staff to coordinate raw material suppliers and manage contract manufacturing services at multiple locations. Sales and marketing activities will require hiring and training of a sales and marketing staff of 50 to 75 persons in late 2000 and early 2001. Research and development expenditures, including clinical trials, are expected to continue at high levels as we continue to develop new product candidates. We also intend to hire additional research and development, clinical testing and administrative staff. Our capital expenditure requirements will depend on numerous factors, including the progress of our research and development programs, the time required to file and process regulatory approval applications, the development of commercial manufacturing capability, the ability to obtain additional licensing arrangements, and the demand for our product candidates, if and when approved by the FDA or other regulatory authorities.

      We believe that our current cash position, available borrowings under our credit facility and the proceeds of this offering will be sufficient to fund our operations and capital expenditures for at least the next 12 months.

Income Taxes

      As of December 31, 1998, we had approximately $9.3 million of net operating loss carryforwards and $296,000 of research and development credit carryforwards for federal income tax purposes. These carryforwards expire on various dates beginning in 2011. These amounts reflect different treatment of expenses for tax reporting than are used for financial reporting. As of December 31, 1998, we had capitalized approximately $1.4 million of research and development expenses for federal income tax purposes. U.S. tax law contains provisions that may limit our ability to utilize net operating loss and tax credit carryforwards in any year or if there has been an ownership change. Any such future ownership change may limit the utilization of net operating loss and tax credit carryforwards. We believe the offering will not have a material effect on our ability to use those carryforwards.

Year 2000 Compliance

      We have identified year 2000 risks in the two major categories of internal business operations software and software used by external suppliers. A review of our non-information technology systems did not identify any material risks.

      With respect to our internal business operations software, most of our computers and software programs have been recently acquired. We have relied on the efforts of computer and software vendors to make their latest hardware and software releases year 2000-compliant. As a result, we do not expect to incur any compliance cost. We have contacted vendors to confirm the status of the software that is used in our computers and have verified that each computer is using the software version that the vendor represents is year 2000-compliant. In addition, we have utilized consultants and year 2000 test software to evaluate compliance.

      We believe that because we are in an early stage of development and will have no revenue from product sales for the forseeable future, any short-term disruption relating to year 2000 will have little impact on our operations. We have asked our suppliers about their year 2000 programs and they have advised us that they are year 2000-compliant. We have also built appropriate contingencies into our manufacturing scale-up schedules in the event that certain key suppliers are not year 2000-compliant. These contingencies provide for equipment and material to be on hand or scheduled for delivery earlier than would otherwise be required so that any delay caused by a short-term supplier disruption can be managed. We do not anticipate incurring any significant costs resulting from these contingencies.

                                    BUSINESS

Introduction

      OraPharma is developing pharmaceutical products for the treatment of oral diseases and disorders. We completed two pivotal Phase 3 clinical trials in October 1999 for our lead product candidate, MPTS, which is designed to treat adult periodontitis. We expect to file an NDA with the FDA in the first half of 2000 for this indication. Our other research and development programs are directed at further establishing a presence in oral care pharmaceuticals and leveraging our core drug-delivery technology.

Oral Care Pharmaceuticals Market

      We have targeted our oral care pharmaceutical development program to include dental and other oral conditions. The Health Care Financing Administration projects that dental services will become an industry of approximately $60 billion in the year 2000, growing from $13 billion in 1980. Other oral conditions, including soft-tissue and non-dental diseases, further expand the market. Oral care pharmaceuticals comprise what we believe is a rapidly emerging segment of this overall market.

      There are a number of important factors driving the emergence of oral care pharmaceuticals, including:

    . Increased demand for oral health services. The number of oral exams in the U.S. has nearly doubled from 131 million in 1979 to 256 million in 1997 according to the American Dental Association, or ADA. We believe this increase in patient visits was driven by factors such as aging demographics, heightened awareness about the benefits of good oral hygiene, increased desire for new services, including cosmetic services, and improved reimbursement. We believe that oral care pharmaceuticals are likely to benefit from the rapid growth of the overall oral health industry.

    . Opportunities for locally-delivered oral care pharmaceuticals. Many pharmaceutical compounds already exist to treat the rising number of oral conditions that oral care professionals must address. However, many of these drugs are in the form of pills, injections, creams or ointments that are not optimal for delivery in the oral cavity. As these compounds are reformulated, we believe the demand for oral care pharmaceuticals will increase.

    . Changing treatment approaches. Dentists and other oral care professionals are treating an aging patient base with increasingly complicated medical histories. This complexity is forcing oral care professionals to move beyond late-stage mechanical interventions and become better informed about physiological causes and medical treatments for oral conditions. Further, this emphasis on understanding disease processes is extending to oral conditions beyond tooth decay and periodontal disease, such as oral cancer diagnosis, treatment of pre-cancerous lesions, xerostomia (severe "dry mouth conditions") and oral mucositis.

    . Oral conditions complicating treatment of other diseases. Oral diseases such as xerostomia and oral mucositis are serious complications for cancer patients receiving chemotherapy and head and neck radiation therapy. As more potent chemotherapeutic agents have emerged, these conditions are increasingly limiting tolerable doses, and, ultimately, a patient's response to treatment. We believe oral care pharmaceuticals may be able to help treat or prevent some of these conditions.

    . Suspected links between oral health and systemic health. Many researchers are actively studying relationships between oral health and medical problems elsewhere in the human body. For example, recent studies suggest that patients with periodontal disease are at higher risk for cardiovascular disease and diabetes. These same studies suggest that periodontitis may contribute to low infant birth weight. In addition, the National Institutes of Health have made oral health an area of focus for 2000.

    . Increased focus on time-efficient treatments. While the demand for oral care services is increasing, the supply of professionals has not kept pace. An important implication of this growing supply and demand imbalance is the growing need to minimize patient time in offices, which places a premium on more time-efficient chair-side treatments. An increasing number of pharmaceuticals, such as MPTS, are being developed to offer oral care professionals faster solutions for treating patients.

Business Strategy

      We believe that oral care medicine is a rapidly emerging field and presents an opportunity for us to become a leader in the development and marketing of pharmaceutical products for the treatment of oral diseases and disorders. Key elements of our business strategy to achieve this objective include:

      Focusing initially on approval and commercialization of MPTS.

      Developing a direct sales and marketing organization for select markets. We intend to develop our own domestic sales and marketing group for the commercialization of our future product candidates. We believe we can effectively sell our initial product candidates within the United States by targeting a concentrated group of oral care specialists. Alternatively, outside of the United States, and for product candidates targeted at markets with larger practitioner populations, we intend to pursue strategic collaborations to market and sell our product candidates.

      Identifying and capitalizing on promising product candidate categories. We select pharmaceutical product categories which we believe can improve treatment through enhanced therapeutic and economic benefits, and improved convenience to patients, professionals and payors. As an outgrowth of this approach, we are focused primarily on product candidates and formulations that are administered chair-side. The chair-side approach allows the professional to retain control of the patient's treatment, thereby avoiding concerns about compliance, compared to pharmacy-dispensed drugs.

      Focusing on product candidates with known pharmaceutical and clinical activity and low technical risk. We emphasize product candidates that treat serious diseases or conditions of the oral cavity where the compound is well characterized and the biological and pharmaceutical role of the drug substance is well understood. For example, minocycline, the active ingredient in MPTS, is an FDA-approved drug for the systemic treatment of acne. To reduce the high cost and risks associated with conducting basic research on new chemical entities, we evaluate readily available compounds that can be reformulated for application in the oral cavity and generally have a known safety and efficacy profile. We believe this approach will result in quicker drug development.

      Leveraging core drug-delivery technology. Our initial focus is to identify product opportunities and product candidates directed at oral care that can leverage our polymer delivery technology. This delivery technology is compatible with a wide variety of drug types, from simple compounds to proteins. We believe that this delivery technology has broad application both inside and outside the oral cavity.

      Leveraging product candidate development expertise. We believe that we can leverage our significant formulation development and clinical trial management expertise by in-licensing or acquiring new product candidates and technologies, which we will develop to further establish a presence in oral care pharmaceuticals, and, possibly, to expand into non-oral health applications, primarily for out-licensing.

Product Candidates Summary

      The following chart contains information regarding our product candidates:

                         Product
Therapeutic Indication  Candidate Development Status  Licensors/Research Collaborators
----------------------  --------- ------------------- --------------------------------
Periodontitis/Pocket-   MPTS      Phase 3 clinical    American Home Products
  depth Reduction                 trials complete

Oral Mucositis          OC-1012   Preclinical         Brigham and Women's
                                                      Hospital/of Mucosal
                                                      Therapeutics

Bone Regeneration       OC-1016   Preclinical         Children's Hospital of
                                                      Boston

Traumatic Tooth Injury  MPTS      Label extension     University of North
                                  Preclinical         Carolina--Chapel Hill

Periodontitis/Anti-        --     Preclinical         University of North
  inflammatory                                        Carolina--Chapel Hill

MPTS for the Treatment of Periodontitis

Periodontitis and Market

      Periodontitis, a condition caused by plaque build-up on teeth, is characterized by the progressive, chronic infection and inflammation of the gums and surrounding tissue. In its mildest form, the disease is termed gingivitis, which is accompanied by swollen, bleeding gums. When gingivitis is not controlled, the disease often progresses to periodontitis. This chronic infection and inflammation causes destruction of a tooth's supporting structures, primarily bone and periodontal ligament, and results in the formation of spaces between the gums and teeth, or periodontal pockets.

      An average case of periodontitis affects three to four teeth, according to The Journal of Periodontology. Our estimates suggest that the average patient has 12 periodontal pockets. These periodontal pockets provide a site for the accumulation of disease-causing bacteria. With increasing depth of the pocket, bacterial plaque becomes less accessible to typical oral hygiene practices, such as brushing and flossing, and routine dental procedures, such as checkups and cleanings. Beyond a depth of 4mm, brushing and bacterial mouth rinses, which may be effective in treating gingivitis, cannot reach the base of the pocket and the bacteria that cause the disease. A pocket depth of 5mm to 7mm constitutes moderate periodontitis and a pocket depth of greater than 7mm constitutes severe periodontitis. The destructive process will continue at the base of the pocket in spite of the continuing use of effective oral hygiene unless treated by an oral care professional. If left untreated, periodontitis will continue to progress and eventually lead to tooth and bone loss.

      ILLUSTRATION OF TOOTH SURROUNDED BY BOTH HEALTHY AND INFLAMED
               GUMS AND IDENTIFYING ITS PERIODONTAL POCKET


      Periodontitis has no known cure and is the most common cause of adult tooth loss. An epidemiological study published in The Journal of Periodontology concludes that approximately 35.7 million persons in the U.S. have periodontitis to some degree. Along with this widespread prevalence, the ADA estimated that in 1990, oral care professionals completed 14.0 million treatment procedures for periodontitis. According to industry sources, the U.S. population spends more than $6 billion per year on products and services to treat periodontitis.

      Effective treatment is possible only through periodic professional intervention. The most common treatment is a mechanical procedure, scaling and root planing, which may require the oral care professional to anesthetize the gums and remove accumulated plaque above and below the gumline. A patient's typical course of treatment involves two scaling and root planing procedures annually. For more serious cases, treatment may include various forms of gum surgery. These procedures are painful, may increase gum recession and root sensitivity and may compromise aesthetics. These treatments are seldom curative because the bacteria typically return and the infection recurs. In an attempt to stabilize the disease progression, oral care professionals generally place patients on maintenance programs that involve frequent follow-up for evaluation and ongoing scaling and root planing.

      Systemic antibiotics have occasionally been used in conjunction with scaling and root planing to treat periodontitis. However, concerns over side effects and drug resistance have prompted the search for alternatives. Several therapeutics were developed and recently approved by the FDA for the treatment of periodontitis, including:

    . Atridox, a biodegradable gel which delivers the antibiotic doxycycline into periodontal pockets. Atridox is a product consisting of a powder and a gel which must be refrigerated and then mixed immediately prior to use. Mixing involves manually pumping the powder and gel 100 times between two interconnected syringes. After mixing, the practitioner draws the product into one syringe, removes the other syringe and replaces it with an application tip. The product is then injected into the periodontal pockets. The practitioner is then instructed to cover those pockets filled with Atridox with either a periodontal dressing or a dental adhesive. FDA-approved labeling also specifies that the patient should not brush any treated areas for seven days.

    . PerioChip, a sustained-release biodegradable collagen chip containing chlorhexidine, an anti-microbial, which is released over 7 to 10 days. A chip is inserted into each periodontal pocket by the practitioner. FDA-approved labeling limits each treatment to eight chips, and the product must be refrigerated before use. FDA labeling also indicates that mild to moderate sensitivity is normal during the first week after placement, and patients are advised to promptly notify the practitioner if a chip dislodges.

    . Periostat, a 20 mg systemic doxycycline capsule taken orally twice daily for up to nine months. The dosage is not intended to be sufficient for an antibiotic effect, but is intended to suppress collagenase, an enzyme that causes tissue destruction. The product is a prescription drug, not a chair-side treatment.

      PerioChip and Periostat are similarly indicated for use in conjunction with scaling and root planing, the standard of treatment adopted by oral care professionals. Atridox is indicated as a stand-alone treatment for periodontitis.

Core Technology and Treatment Approach

      MPTS uses our drug-delivery technology and consists of a drug product candidate that is prepackaged in a specially designed dispenser tip. The drug substance is specially formulated into microspheres, which are small spherical particles of polymer. Within the microspheres, the drug exists as smaller particles distributed throughout the spheres. Minocycline, an antibiotic, is the active drug in MPTS. When MPTS is administered, the polymer begins to slowly dissolve thereby releasing minocycline at a sustained rate for at least 14 days. As the polymer dissolves, it is bioresorbed, that is, it chemically breaks down into components that are excreted from the body. The polymer, PGLA, or poly (glycolide-co-dl-lactide), has three functions: to control the rate of drug release, to provide adhesion in the periodontal pocket and to stabilize the active drug. Polymers of this type have a long history of use in medical devices such as sutures and in other drug-delivery systems.

      We chose minocycline as the active ingredient because:

    . its antibiotic profile places it among the most effective agents against the pathogens associated with periodontitis; and

    . it promotes gum reattachment through alteration of tooth root surface chemistry.

      The following chart illustrates the administration of MPTS:


  Illustration of dispenser     Illustration of tip being     Illustration of tip on
  and product candidate in      loaded into handle            handle, in hand ready for
  trays                                                       administration


      The MPTS microspheres are in a dry powder form, and are packaged in a small disposable tip that attaches to the specially designed dispenser. To administer MPTS, the oral care professional removes the disposable tip from its package and simply connects the tip to the dispenser, and then dispenses the microspheres directly into the periodontal pocket. Each tip contains a metered dose for one periodontal pocket and can be administered in only a few seconds. Exposure to moisture in the periodontal pocket causes the microspheres to adhere to the pocket, and then begin to break down, thereby releasing the active ingredient at a sustained rate. This sustained release has been designed to maintain drug levels sufficient to kill bacteria for at least 14 days. Because the microspheres totally disintegrate, a return visit will not be required to remove MPTS. Further, our clinical trial experience suggests that MPTS' adhesion characteristics ensure retention without the need for a periodontal dressing or adhesive. We designed our MPTS treatment in part to eliminate the restricted dosage, refrigeration, mixing, dental dressing and/or nonchair-side limitations of the other recently introduced treatments available.

      MPTS is designed to be administered immediately following scaling and root planing, and application of MPTS should be repeated periodically for as long as a periodontal pocket of at least 5mm exists. MPTS enables drug placement directly into the periodontal pocket. This local administration of MPTS has been designed to permit delivery of an antibiotic to affected tissues with minimal systemic exposure. This administration also generates significantly higher local drug concentrations than could be safely obtained with systemic administration. Finally, its administration by oral care professionals eliminates the concern about patient compliance, a common problem with pharmacy-dispensed and orally-administered drugs.

      In summary, we believe that MPTS' advantages include:

    . high drug concentration at the infection site with reduced risk of drug resistance;

    . simple preparation without the need for mixing;

    . rapid and easy administration;

    . precise dosage control;

    . improved patient compliance, comfort or convenience;

    . simplified storage that avoids the need for refrigeration;

    . bioresorbability, eliminating the need for a follow-up visit to remove the product; and

    . elimination of the need for adhesives and dressings.

Clinical Trials

      Phases 1 and 2

      MPTS' clinical trial history includes two Phase 1 trials and four Phase 2 multi-center trials, involving a total of 293 patients. These trials were conducted by American Cyanamid prior to its merger with AHP, and prior to the subsequent licensing of the technology to OraPharma. The Phase 1 trials suggested that the product candidate was well tolerated, with minocycline concentration levels sufficient to kill bacteria maintained in treated sites for at least 14 days, with no local or systemic adverse events. Phase 2 trials were conducted at four U.S. university centers and a benefit in periodental pocket-depth reduction was demonstrated in the patient population, with no adverse events. We used these Phase 2 trials as a basis to design the Phase 3 trials.

      Phase 3

      In November 1997, the FDA accepted transfer of the AHP IND to OraPharma, and in August 1998, we commenced our Phase 3 clinical program to study MPTS used as an adjunct to scaling and root planing (S/RP) for the treatment of adult periodontitis. We completed enrollment of 747 patients on schedule in January 1999, and the last patient visit was in October 1999, at 18 university centers in the U.S. The design comprised two well controlled safety and efficacy trials that compared three arms: S/RP alone, S/RP plus MPTS, and S/RP plus vehicle (non-drug polymer acting as placebo). In these trials, the results evaluators were blinded as to which of the three arms the patient fell into in order to preserve trial integrity. We conducted an additional open-label safety study in 174 patients at four U.S. university centers and one private practice. Finally, we added a two-center pharmacokinetic study of 18 patients to measure MPTS in blood serum and saliva in order to observe the drug release profile, and to assess the development of minocycline resistance. In November 1999, we announced initial results from these trials:

    . The primary endpoint was a reduction in mean pocket depth from baseline, with the patient as the unit of analysis. Combined data from the two pivotal studies of 747 patients showed significant pocket depth reduction in comparing MPTS plus S/RP to both S/RP alone and S/RP plus vehicle. These results were statistically significant at the 99.9% level, or what is commonly referred to as p(less than or =)0.001. This means that, applying standard statistical methods, the chance that these results could have occurred by chance is less than or equal to 1 in 1,000. Each study independently generated statistically significant results.

    . A key secondary endpoint was subgroup population analysis for reduced mean pocket depth across all subgroups. These results were statistically significant at the 99% level, or p(less than or =)0.01, in the subgroups relating to smoking, age greater than 50 and prior history of cardiovascular disease.

    . An additional key secondary endpoint was responder analysis. This analysis demonstrated that the S/RP plus MPTS group achieved a higher percentage of pockets with greater than 2 mm reduction than did the other groups.

    . Additional analysis also revealed that pockets with increased severity of disease (i.e., deeper pockets) respond to MPTS treatment with increasing pocket depth reduction.

    . There appeared to be no safety issues related to the treatment of MPTS among the 939 patients dosed in these studies. Thirteen patients withdrew from the studies due to adverse events; however, we believe that these events were not related to MPTS.

    . Trace amounts of minocycline were detectable in serum during the first
      18 hours, and in saliva during the first 14 days after administration, providing evidence that MPTS is a slow-release formulation. We found no changes in gastrointestinal microorganisms, providing no evidence of antibiotic resistance.

      Over the next few months, we expect to complete analysis of the clinical data. We are at the same time preparing the NDA for submission to the FDA. The NDA consists of five main sections:

    . a summary of our trials from an efficacy standpoint;

    . an overall safety summary;

    . an annotated package insert;

    . a complete final chemistry, manufacturing and controls description;
      and

    . a summary of our preclinical and toxicology studies.

      We intend to make this submission in the first half of 2000.

Manufacturing and Materials Supply

      We do not currently have any internal manufacturing capabilities. We rely on two sole-source manufacturers for the production and packaging of MPTS and on four sole-source suppliers for other required materials and components. If we were to change any of our contract manufacturers or material suppliers, we and they would need to satisfy regulatory requirements.

      Contract Manufacturers

      Applied Analytical Industries, Inc., or AAI, Wilmington, NC, manufactures and performs the required testing of MPTS microspheres. We designed and own the MPTS production equipment used by AAI. We are currently negotiating, but have not finalized any long-term agreement with this manufacturer.

      Packaging Coordinators, Inc., or PCI, Philadelphia, PA, a Cardinal Health Company, fills the dispensers with the microspheres manufactured by AAI, and provides all packaging services. The equipment used by PCI to fill the microspheres was developed and is owned by us. We are currently negotiating, but have not finalized any long-term agreement with this manufacturer.

      Raw Material Suppliers

      The bioresorbable polymer component of MPTS is custom-made for us according to procedures and specifications supplied by us. We believe that alternative supply sources are available, and that we could stockpile sufficient polymer to cover demand until an alternate supplier is found, if needed. We are currently negotiating, but have not finalized any long-term agreement with this supplier.

      We purchase the active ingredient, minocycline, from an FDA-inspected supplier. We are aware of other sources of minocycline, and we believe we could rapidly arrange for another supplier, if necessary.

      An injection molder manufactures the dispensers used to administer MPTS. We own the molds, and expect that production could be easily transferred to another qualified molder, if required.

      The stainless steel dispenser handle to which the MPTS dispenser is attached for administration of the product is also manufactured for us. We supplied the handle design. We expect that fabrication of the dispenser could easily be transferred to another manufacturer, if necessary.

Commercialization

      In the U.S., assuming we obtain FDA approval, we intend to create a sales and marketing force that will target 3,700 periodontists and approximately 25,000 general dentists that we believe are "perio-aware", that is, those who perform the most scaling and root planing procedures. We believe a sales and marketing force of 50 to 75 persons will provide adequate reach and frequency, and we expect to begin hiring and training activities in late 2000.

      In international markets, we intend to seek collaborators to market and sell MPTS rather than establish our own sales force. We are currently holding preliminary discussions with a number of companies.

Additional Product Candidates

      We are developing multiple compounds to further establish a presence in the oral care pharmaceutical market. Some programs are based on our core drug-delivery technology, while additional programs are based on other technology licensed to us. In connection with these product candidates, we have formed collaborations to capitalize on our drug delivery technology and exploit our expertise in formulation and development. We believe these collaborations will contribute to the development and commercialization of our product candidates.

OC-1012 for the Prophylaxis and Treatment of Oral Mucositis

      We are developing an agent for the prevention and treatment of oral mucositis. Oral mucositis is a serious complication for patients receiving chemotherapy and head and neck radiation therapy for cancer. In healthy patients, the mucosal lining forms an important barrier, preventing entry of potentially lethal organisms into the body. Normally, cells of the mucous membranes lining the mouth and gastrointestinal tract undergo rapid renewal. Both chemotherapy and head and neck radiation therapy for cancer interfere with this renewal process, and can result in painful ulcers in the mouth and esophagus. In extreme cases of oral mucositis, these ulcers can be an entry point for disease organisms. In many cases, the mucositis advances to a point where patients can no longer eat and must be hospitalized to enhance nutritional intake. In the most severe cases, cancer treatment may be either stopped, delayed, or treatment intensity reduced until the condition stabilizes. This may compromise the patient's response to cancer treatment.

      The American Cancer Society expects that approximately 1.2 million cases of cancer will be diagnosed in the U.S. in 1999. A January 1995 Principles and Practice of Oncology update cites that more than 40% of patients receiving standard chemotherapy, and virtually all patients who receive head and neck radiation therapy, develop oral mucositis.

      Our oral mucositis program is based on intellectual property developed initially by Brigham and Women's Hospital of Boston, and licensed by us. We have identified several compounds that are effective in reducing the severity of mucositis in preclinical studies. We are currently applying our drug delivery expertise to develop a formulation optimized for delivery of these compounds. Our goal is to file an IND for an oral mucositis treatment product candidate during 2001.

OC-1016 for Bone Regeneration

      Our bone regeneration program is based on technology licensed from Children's Hospital of Boston, and is currently in preclinical studies. The technology is based on the protein osteopontin, which promotes the attachment of bone forming cells. We direct our program at two oral health applications-- dental implants and bone augmentation. Our technology may also have application outside the oral cavity in orthopedics, which we believe presents potential out-licensing opportunities.

      We are currently developing two formulations as product candidates. One formulation is a solution for coating dental implants applied prior to installation. Dental implants are used to replace teeth that are lost due to injury, tooth decay, or as a consequence of periodontitis. An implant procedure involves an initial step of installing a post into the jawbone, and a second step of attaching an artificial tooth to the post. After the implant post is installed, a patient must typically wait for three to four months for the post to integrate securely into the bone before it is loaded with a new tooth. This waiting period is uncomfortable and aesthetically displeasing, as patients do not have use of the missing teeth. To the practitioner, it poses a risk of stressing the implant before it properly integrates into the bone. According to the National Institute of Dental Research, this premature stressing is the leading cause of implant failure. Our program is directed at developing an implant coating that would accelerate and strengthen integration of the implant into the bone, thus reducing loading time and reducing early implant failures. The ADA estimated in 1990 that approximately 640,000 implant procedures were performed in the U.S.

      We are also developing a semi-solid material that can be placed at a site where bone growth is desired. Bone augmentation applications in the oral cavity involve bone repair where the addition of bone will aid in supporting implants and/or dentures, or reconstruction after tooth loss. To date, bone augmentation procedures have lacked predictability in restoring sufficient quantity and quality of bone. Our program is directed at providing a semi-solid material that can be shaped precisely in the form of desired bone, thereby overcoming the unpredictability of current bone growth approaches. We are designing the material to be resorbed as new bone is deposited, which further simplifies the procedure.

      We are conducting work on the bone regeneration program through a sponsored-research agreement with Children's Hospital of Boston, in collaboration with our internal scientific staff. We expect product candidates from this program to be regulated by the FDA as devices, rather than as drug product candidates. Our goal is to file an initial IDE for at least one of these formulations in 2001.

      Our primary interests in non-oral health care applications include orthopedic implants and spinal fusion. Other potential orthopedic applications include wrist fractures, poor-healing fractures, and osteonecrosis, or conditions of bone degeneration. Our current plan is to seek partners to develop and commercialize the orthopedic and other non-oral health applications.

MPTS for the Treatment of Traumatic Tooth Injury

      We are engaged in a research and development effort jointly with the University of North Carolina--Chapel Hill that targets traumatic tooth injury as a potential line extension for MPTS. Our program is directed at improving the viability of teeth that have been loosened or dislodged due to traumatic injury. Recent studies suggest that topical application of antibiotics to the tooth prior to reinstallation may improve the chance of recovery. We plan to conduct preclinical studies in 2000 to understand MPTS' effect for this indication.

Research and Development for the Treatment of Periodontitis

      As part of a cooperative research agreement with the University of North Carolina--Chapel Hill, we have begun work on a next-generation periodontal agent as a follow-up to MPTS. This effort is aimed at identifying new compounds to be administered via our core drug-delivery system. Studies reveal that much of the tissue destruction associated with periodontal disease is ultimately caused by the body's response to inflammation, and we are testing various compounds to affect this response. We believe that modifying the body's response may augment our current antimicrobial approach.

Technology Licenses and Patents

MPTS and Our Core Delivery-System Technology

      In February 1997, we licensed our lead product candidate, MPTS, and our core polymer delivery-system technology from American Cyanamid, now part of AHP. MPTS and this technology are covered by seven issued U.S. patents that are owned by American Cyanamid, now part of AHP. These patents claim the process for producing microspheres, MPTS and other compositions produced by this process, the device used for administering microspheres, the machine for filling this administration device, and methods for treating dental conditions by the administration of MPTS and other compositions produced using our microsphere process. The AHP patents expire between 2008 and 2010, with the exception of one patent covering the delivery-system technology that expires in 2014. Corresponding patents are in effect or pending in other countries including Australia, Canada, France, Germany, Italy, Japan, and Sweden where we believe the market potential for MPTS is significant.

      Under our agreement with AHP, we have an exclusive, worldwide license under both the AHP patents and all related AHP technology to commercialize MPTS and other products for use in the oral cavity. We also have a non-exclusive, worldwide license under the AHP patents and technology to commercialize products for use outside of the oral cavity. Additionally, we have the right to sublicense this technology. Our agreement with

AHP expires upon expiration of the last to expire of the AHP patents, at which time our license rights become fully paid-up and non-cancelable.

      Our agreement with AHP required us to make an initial payment to AHP and to grant AHP an equity position in OraPharma. The agreement further obligates us to make payments to AHP if and when two milestones are achieved (FDA acceptance of our NDA submission and FDA approval of our product candidates) and to pay AHP royalties on sales of MPTS and other products that are covered by the AHP patents or developed using the AHP technology.

      In order to reacquire certain rights to our core microsphere delivery system technology previously licensed out by AHP, we were required to enter into a license agreement with Technical Developments and Investments, Est., or TDI, a corporation formed under the laws of Liechtenstein. Under this agreement, TDI granted us an exclusive, worldwide sublicense to use the AHP technology in the oral cavity. This agreement obligates us to pay royalties to TDI on sales of products using the AHP technology in the oral cavity. As under our agreement with Dr. Jernberg, royalties payable to TDI can be fully credited against up to 50% of the royalties payable under our agreement with AHP.

      In addition to our agreement with AHP, we have licensed three U.S. patents from a periodontist and inventor, Gary R. Jernberg, DDS. One of these patents expires in 2004 and covers local delivery of chemotherapeutics to treat periodontitis by insertion of bioresorbable time-release microspheres into periodontal pockets. The other two expire in 2010 and cover additional embodiments of the method for local delivery using periodontal barriers. There are no corresponding foreign patents. Our agreement with Dr. Jernberg requires us to make royalty payments to him. In addition, this agreement obligates us to make milestone payments to Dr. Jernberg (generally, upon the submission of the NDA covering the licensed patents and upon FDA approval) and to engage him as an ongoing consultant and to pay him royalties on sales of licensed products. Royalties payable to Dr. Jernberg can be fully credited against up to 50% of the royalties payable under our agreement with AHP.

Oral Mucositis Program

      In December 1998, we entered into an agreement with Mucosal Therapeutics LLC to license our oral mucositis technology. Mucosal Therapeutics is a research entity established to commercially exploit this technology, which was originally developed at Brigham and Women's Hospital in Boston. The technology is the subject of two U.S. patent applications that have been assigned to Mucosal Therapeutics. These patent applications claim methods for treating or preventing mucositis by administering various inhibitors both alone and in combination with antibiotics and other compounds. One of these patent applications was filed in 1998 and the other in 1999. A patent application corresponding to the 1999 U.S. patent application has been filed under the Patent Cooperation Treaty or PCT. This PCT application designates foreign countries where we believe the market potential for a product to treat oral mucositis is significant.

      Our license agreement with Mucosal Therapeutics affords us an exclusive, worldwide license under the Mucosal technology to manufacture and sell pharmaceutical products. The term of the license agreement is for the longer of 20 years or until expiration of the last to expire of any patents covering this technology. Shortly after signing the license agreement, we paid Mucosal Therapeutics an initial license fee and issued it warrants to purchase our common stock. We are required to make payments to Mucosal Therapeutics, in the form of cash and warrants to purchase our common stock, as preclinical and clinical milestones are achieved and upon FDA approval of a pharmaceutical product for the treatment of oral mucositis. The license agreement further obligates us to pay Mucosal Therapeutics royalties on sales of pharmaceutical products covered by or involving use of this technology. Additionally, we have the right to sublicense this technology.

      We have also entered into a research and consulting agreement with an affiliate of Mucosal Therapeutics, Biomodels LLC to perform preclinical studies on our behalf and to provide us with research and general consulting services with respect to our development of the Mucosal technology. Our agreement with Biomodels expires at the end of 2002.

Regeneration Program

      In December 1998, we entered into an agreement to license our bone and soft-tissue regeneration technology from Children's Medical Center Corporation, or CMCC. This license covers two technologies, one relating to a non-immunogenic bulking agent and the other to peptides derived from osteopontin and related uses in bone regeneration. Two issued U.S. patents and one pending U.S. patent application claim methods for using non-immunogenic cartilage and bone suspension as bulking agents and expire in 2014 and 2016, respectively. A corresponding application is pending in the European Patent Offices. Five additional patent applications claim novel compositions and methods of use for osteopontin peptides, methods and compositions for programming an organic matrix for remodeling into a target tissue, and osteopontin peptide-coated surfaces and methods of use. All of the patent applications were filed in 1997 and 1998. Corresponding PCT applications have been filed. The PCT applications designate foreign countries where we believe the market potential for bone and soft-tissue regeneration products is significant.

      Our license agreement with CMCC provides us with worldwide license rights under the CMCC patents and know-how to commercialize bone and soft-tissue regeneration products for use in the oral cavity. Our license rights are exclusive with respect to the CMCC patents and non-exclusive with respect to the CMCC know-how. For products that are osseoinductive devices for bone augmentation and regeneration, our license rights extend beyond the oral cavity to all orthopedic uses in humans and therapeutic uses in animals. The term of our license agreement with CMCC ends upon expiration of the last of the CMCC patents to expire. Additionally, we have the right to sublicense this technology.

      Shortly after signing the license agreement, we made a payment to CMCC in the form of shares of our common stock. We are required to make milestone payments to CMCC upon submission of our first NDA and upon approval of our first NDA. The license agreement further obligates us to pay CMCC royalties on sales of products covered by the CMCC patents or which are specified bone and soft-tissue regeneration products.

      We have also entered into a sponsored-research agreement with Children's Hospital, a non-profit affiliate of CMCC, to conduct research in the area of bone and soft-tissue regeneration and perform related preclinical studies. The sponsored-research agreement expires on October 1, 2002.

Manufacturing

      Our ability to conduct clinical trials on a timely basis, to obtain regulatory approvals and to commercialize any of our product candidates will depend in part on our ability to manufacture our product candidates either directly or through third parties, at a competitive cost and in accordance with applicable FDA and other regulatory requirements, including cGMP regulations.

      We do not currently operate manufacturing facilities for clinical or commercial production of our proposed product candidates. We have no experience in manufacturing, and currently lack the resources and capability to manufacture any of our proposed product candidates on a clinical or commercial scale. Accordingly, we are, and intend to continue to be, dependent on third parties for clinical- and commercial-scale manufacturing and distribution of MPTS and our other product candidates. We are negotiating with various third-party manufacturers and suppliers for production of MPTS to support product candidate approval and commercialization.

Marketing and Sales

      We currently have limited internal marketing, and no sales or distribution capabilities. To promote our lead product candidate, MPTS, in the U.S., we intend to hire, train and, assuming we obtain FDA approval, deploy a sales and marketing force of 50 to 75 professionals. This sales force would be available to market our present and future product candidates to oral health care professionals. In international markets, we intend to seek strategic collaborators to market and sell MPTS rather than establishing our own sales force. We will also need to establish distribution capabilities to successfully commercialize any of our product candidates. We may also promote our product candidates in collaboration with marketing partners or rely on relationships with one or more companies that have established distribution systems and direct sales forces.

Government Regulation

      The FDA and comparable regulatory agencies in state and local jurisdictions and in foreign countries impose substantial requirements on the clinical development, manufacture and marketing of pharmaceutical product candidates. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, record-keeping, approval and promotion of our product candidates. All of our product candidates will require regulatory approval before commercialization. In particular, therapeutic product candidates for human use are subject to rigorous preclinical and clinical testing and other requirements of the Federal Food, Drug, and Cosmetic Act, or FDC Act, implemented by the FDA, as well as similar statutory and regulatory requirements of foreign countries. Obtaining these marketing approvals and subsequently complying with ongoing statutory and regulatory requirements is costly and time-consuming. Any failure by us or our collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approvals or in complying with other requirements could adversely affect the commercialization of product candidates then being developed by us and our ability to receive product or royalty revenues.

      The steps required before a new drug product candidate may be distributed commercially in the U.S. generally include:

    . conducting appropriate preclinical laboratory evaluations of the product candidate's chemistry, formulation and stability, and preclinical studies to assess the potential safety and efficacy of the product candidate;

    . submitting the results of these evaluations and tests to the FDA, along with manufacturing information and analytical data, in an IND;

    . making the IND effective after the resolution of any safety or regulatory concerns of the FDA;

    . obtaining approval of Institutional Review Boards, or IRBs, to introduce the drug into humans in clinical studies;

    . conducting adequate and well-controlled human clinical trials that establish the safety and efficacy of the product candidate for the intended use, typically in the following three sequential, or slightly overlapping stages:

       Phase 1: The product candidate is initially introduced into healthy human subjects or patients and tested for safety, dose tolerance, absorption, metabolism, distribution and excretion;

       Phase 2: The product candidate is studied in patients to identify possible adverse effects and safety risks, to determine dosage tolerance and the optimal dosage, and to collect some efficacy data; and

       Phase 3: The product candidate is studied in an expanded patient population at multiple clinical study sites, to confirm efficacy and safety at the optimized dose, by measuring a primary endpoint established at the outset of the study;

    . submitting the results of preliminary research, preclinical studies, and clinical trials as well as chemistry, manufacturing and control information on the product candidate to the FDA in an NDA; and

    . obtaining FDA approval of the NDA prior to any commercial sale or shipment of the product candidate.

      This process can take a number of years and require substantial financial resources. The results of preclinical studies and initial clinical trials are not necessarily predictive of the results from large-scale clinical trials, and clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including the difficulty in obtaining enough patients, clinical investigators, product candidate supply, or financial support. The FDA may also require testing and surveillance programs to monitor the effect of approved product candidates that have been commercialized, and the agency has the power to prevent or limit further marketing of a product candidate based on the results of these post-marketing programs. Upon approval, a product candidate may be marketed only in those dosage forms and for those indications approved in the NDA. However, pursuant to recent Federal Court decisions, drug marketers are in some limited circumstances permitted to distribute materials concerning indications outside of the FDA labeling for product candidates.

      In addition to obtaining FDA approval for each indication to be treated with each product candidate, each domestic product candidate manufacturing establishment must register with the FDA, list its product candidates with the FDA, comply with cGMP and permit and pass manufacturing plant inspections by the FDA. Moreover, the submission of applications for approval may require additional time to complete manufacturing stability studies. Foreign establishments manufacturing product candidates for distribution in the United States also must list their product candidates with the FDA and comply with cGMP. They are also subject to periodic inspection by the FDA or by local authorities under agreement with the FDA.

      Any product candidates manufactured or distributed by us pursuant to FDA approvals are subject to extensive continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the product candidate. In addition to continued compliance with standard regulatory requirements, the FDA may also require post-marketing testing and surveillance to monitor the safety and efficacy of the marketed product candidate. Adverse experiences with the product candidate must be reported to the FDA. Product candidate approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product candidate are discovered following approval.

      The FDC Act also mandates that product candidates be manufactured consistent with cGMP. In complying with the FDA's regulations on cGMP, manufacturers must continue to spend time, money and effort in production, recordkeeping, quality control, and auditing to ensure that the marketed product candidate meets applicable specifications and other requirements. The FDA periodically inspects manufacturing facilities to ensure compliance with cGMP. Failure to comply subjects the manufacturer to possible FDA action, such as Warning Letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action, as well as possible civil penalties. We currently rely on, and intend to continue to rely on, third parties to manufacture our compounds and product candidates. These third parties will be required to comply with cGMP.

      Even after FDA approval has been obtained, further studies, including post-marketing studies, may be required. Results of post-marketing studies may limit or expand the further marketing of the products. If we propose any modifications to a product, including changes in indication, manufacturing process, manufacturing facility or labeling, a supplement to our NDA may be required to be submitted to the FDA.

      Products manufactured in the United States for distribution abroad will be subject to FDA regulations regarding export, as well as to the requirements of the country to which they are shipped. These latter requirements are likely to cover the conduct of clinical trials, the submission of marketing applications, and all aspects of manufacturing and marketing. Such requirements can vary significantly from country to country. As part of our strategic relationships, our collaborators may be responsible for the foreign regulatory approval process of our product candidates, although we may be legally liable for noncompliance.

      Some of our product candidates may be regulated as medical devices by the FDA. Under the FDC Act, medical devices are instruments, machines, implants, in vitro reagents, or any contrivance that is intended to affect the structure or function of the body of man or animals, which does not achieve its primary intended purposes through chemical action within or on the body of man or animals and which is not dependent upon being metabolized for the achievement of its primary intended purposes. The FDA's regulation of certain types of medical devices is similar in many respects to the Agency's regulation of drugs, including requirements for pre-approval testing, manufacture, quality control, safety, effectiveness, labeling and promotion.

      We are also subject to various federal, state and local laws, rules, regulations and policies relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research work. Although we believe that our safety procedures for handling and disposing of such materials comply with current federal, state and local laws, rules, regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated.

      The extent of government regulation which might result from future legislation or administrative action cannot be accurately predicted. In this regard, although the Food and Drug Administration Modernization Act of 1997 modified and created requirements and standards under the FDC Act with the intent of facilitating product candidate development and marketing, the FDA is still in the process of developing regulations implementing the Food and Drug Administration Modernization Act of 1997. Consequently, the actual effect of these developments on our business is uncertain and unpredictable.

Competition

      The pharmaceutical industry, and the oral care pharmaceuticals business in particular are intensely competitive and are characterized by rapid technological progress. Some pharmaceutical and oral care pharmaceutical companies and academic and research organizations currently engage in, have engaged in or may engage in efforts related to the discovery and development of new oral care pharmaceuticals, some of which may be competitive. Significant levels of research also occur in universities and other nonprofit research institutions. These entities have become increasingly active in seeking patent protection and licensing revenues for their research results. They also compete with us in recruiting skilled scientific talent.

      We are currently aware of three FDA-approved products introduced in the U.S. during 1998 for the treatment of periodontitis. They are: Atridox, a product developed by Atrix Laboratories and marketed by Block Drug; PerioChip, a product developed by Perio Products and marketed by Astra; and Periostat, a drug developed and marketed by CollaGenex. Atridox and PerioChip are chair-side therapies involving the insertion of drug products into the periodontal pocket by the oral care professional. Periostat represents a systemic approach toward treating periodontal disease through enzyme inhibition.

      We are also aware of three products introduced between 1994 and 1998 for the treatment of periodontitis. Of the three, neither Dentomycin Gel, developed and marketed by Lederle nor Elyzol Dental Gel, developed and marketed by Alpharma, are currently approved for use in the U.S. We believe the third product, Actisite Fiber, developed by Alza and sold by Procter & Gamble, while approved in the U.S., is no longer actively promoted.

      We believe that if we obtain FDA approval for any of our product candidates, our ability to compete successfully will be based upon many factors, including:

    . efficacy and safety of our products;

    . methods of administering our products;

    . degree of clinical benefits of our products relative to their costs;

    . timing and scope of regulatory approval;

    . product reliability and availability;

    . marketing and sales capability;

    . patent protection; and

    . reimbursement coverage from insurance companies and others.

      Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

      We believe that we and our collaborators are or will be competitive with respect to these factors. Nonetheless, because our product candidates have either not been approved by the FDA or are still under development, our relative competitive position in the future is difficult to predict.

Employees

      As of December 15, 1999, we had 18 employees. Of these employees, 11 were engaged in research, development, clinical testing, regulatory affairs and/or manufacturing activities, and seven were engaged in marketing, finance and administrative activities. None of our employees is covered by collective bargaining agreements. We consider relations with our employees to be good.

Facilities

      Our leased corporate facilities, located in Warminster, Pennsylvania, currently occupy approximately 11,300 square feet. This lease expires in September of 2003 and has two five-year renewal options. We believe that our existing facility is adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms.

Legal Proceedings

      We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

      The following table presents information about our executive officers and directors. Our board of directors is divided into three classes serving staggered three-year terms.

Name                     Age Position
----                     --- --------
Michael D. Kishbauch....  50 President, Chief Executive Officer and Director

Mark B. Carbeau.........  39 Vice President, Corporate Development

J. Ronald Lawter,
  Ph.D..................  56 Vice President, Chief Scientific and Technical Officer

Jan N. Lessem, M.D.,
  Ph.D..................  51 Vice President, Chief Medical Officer

James A. Ratigan........  51 Vice President, Chief Financial Officer and Secretary

Joseph E. Zack..........  48 Vice President, Sales and Marketing

James J. Mauzey (1).....  51 Director

Christopher Moller,
  Ph.D. (2).............  46 Director

Eileen M. More (2)......  53 Director

Harry T. Rein (1).......  55 Director

Seth A. Rudnick, M.D....  51 Director

David I. Scheer (1).....  47 Director

Jesse I. Treu, Ph.D.
  (2)...................  52 Director

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

      Mr. Kishbauch has served as our President and Chief Executive Officer and as a director of OraPharma since September 1996. He served as President and Chief Operating Officer for two business units of Nelson Communications, Inc., an integrated healthcare services firm, from February 1995 to August 1996. He also served as President, Chief Operating Officer and director of MedImmune, Inc., a Maryland-based biotechnology company, from December 1992 to February 1995. From February 1982 to May 1992, Mr. Kishbauch served with the Pharmaceuticals Division of Ciba-Geigy Corporation in various sales and marketing positions, ending as Vice President Product Planning and Promotion. Mr. Kishbauch worked through positions of increasing responsibility in brand management with The Procter and Gamble Company from June 1976 to February 1982. Mr. Kishbauch received a B.A. in biology from Wesleyan University and an M.B.A. from the Wharton School of the University of Pennsylvania.

      Mr. Carbeau has served as our Vice President, Corporate Development since May 1999. From September 1996 to April 1999, he served as General Partner in The Lucas Group, a Boston-based strategy consulting and mergers and acquisitions advisory firm, and from January 1995 to September 1996 as a Principal in North Atlantic Capital, a private equity firm. Prior to that, he was a consultant and case manager for The Boston Consulting Group, a management consulting firm, from September 1990 through December 1994. Mr. Carbeau held a number of cross-functional positions with Eli Lilly and Company, a pharmaceutical company, from September 1982 to July 1988. He holds a B.S. in industrial engineering from the Pennsylvania State University and an M.B.A. from the Wharton School of the University of Pennsylvania.

      Dr. Lawter has served as our Vice President, Chief Scientific and Technical Officer since he joined us in March 1997. From October 1983 to March 1997, he held scientific and management positions in pharmaceutical product development at American Cyanamid and at American Home Products after its acquisition of American Cyanamid in 1994. While at American Cyanamid, he led the team that developed the drug-delivery technology that is the basis for our lead product, MPTS. From August 1979 through October 1983, he was a senior research scientist in the Advanced Drug Delivery Group at Ciba-Geigy. From 1977 through 1979, he was a research manager in the Biomedical Division of Abcor, Inc. and from 1972 through 1977, was a consultant with Arthur D. Little, Inc. He received a B.S. in chemistry from the University of South Carolina and a Ph.D. in physical chemistry from the Massachusetts Institute of Technology.

      Dr. Lessem has served as our Vice President, Chief Medical Officer since June 1998. From May 1995 to June 1998, he served as Medical Director and Vice President of Drug Strategy at Takeda America, a pharmaceutical company. Prior to that, he was involved in various clinical research and management roles at several pharmaceutical companies, specifically: SmithKline Beecham from June 1991 to May 1995; Union Chemique Belgique Pharmaceutical in Brussels, Belgium, from May 1990 to May 1991; Syntex Research from January 1986 to May 1990; Bristol Myers from August 1983 to December 1985; and Merck Sharp & Dohme from May 1982 to August 1983. Between 1974 and 1982, he was a Fellow, instructor and Associate Professor in Cardiology and Geriatrics, at the University of Lund, in Sweden. He is a Fellow of the American College of Cardiology, and a member of the New York Academy of Sciences, as well as The Swedish Medical Association. Dr. Lessem earned a M.D. from the University of Lund in Sweden in 1974, a Ph.D. in clinical cardiology from the same university in 1982, and was Board Certified in Cardiology in Sweden in 1982.

      Mr. Ratigan has served as our Vice President, Chief Financial Officer since June 1997 and was named Secretary in December 1999. From February 1997 to June 1997, Mr. Ratigan served as the Chief Financial Officer of TL Ventures, one of the initial investors in OraPharma. From September 1996 to February 1997, Mr. Ratigan served as the Vice President--Finance of Robotic Vision Systems, Inc., a publicly-held company widely engaged in machine vision and electronic imaging. From October 1993 to August 1996, Mr. Ratigan served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer and a director of Perception, Inc., a publicly-held company which provides three dimensional machine vision technologies to the automotive, forestry products and aerospace industries. From March 1983 to October 1992, Mr. Ratigan was with the Adler Group, a venture capital fund, where he served in a number of positions including venture manager, Chief Financial Officer, and Chief Executive Officer of a machine vision company controlled by the Adler Group. Earlier, Mr. Ratigan spent eight years with Arthur Andersen LLP, where, as a manager, he focused on entrepreneurial clients. Mr. Ratigan received his B.S. degree in finance and accounting from LaSalle University, Philadelphia, PA and is a CPA.

      Mr. Zack has served as our Vice President, Sales and Marketing since March 1998. From 1993 to 1998, Mr. Zack held senior management positions of General Manager and Executive Director Marketing with Advanced Tissue Sciences, a biotechnology company focused on tissue engineering. Prior to that, he was Executive Director Marketing for Ciba-Geigy from 1987 to 1993, and Product Director from 1982 to 1987, where he was responsible for a number of successful product launches. From 1973 to 1982, he held positions in sales and new product development with Ciba-Geigy. Mr. Zack obtained a B.A. in biology from Colgate University, and an M.B.A. from St. John's University in New York.

      Mr. Mauzey has been a director of OraPharma since July 1997. Since March 1999, Mr. Mauzey has been the Chief Executive Officer of Innovex, a division of Quintiles Transnational. From March 1994 through February 1999, Mr. Mauzey was Chairman and Chief Executive Officer of Alteon, Inc., a biotechnology company. Prior to that, he spent 22 years in major roles with leading pharmaceutical companies, including as President of the Bristol-Myers Squibb U.S. Pharmaceutical Division from March 1989 through March 1994 and as the President of the Squibb Corporation U.S. Pharmaceutical Group and Vice President of both U.S. and international operations of Lederle.

      Dr. Moller has been a director of OraPharma since March 1997. Since 1990, he has served as Vice President of TL Ventures, a Company which manages a series of private equity funds. Since 1994, Dr. Moller has served as a Managing Director of the following funds managed by TL Ventures; Radnor Venture Partners, Technology Leaders, Technology Leaders II, TL Ventures III and TL Ventures IV. He is principally responsible for the life science portfolio at TL Ventures, specializing in financing and development of early-stage biotechnology, bioinformatics and e-health companies. Dr. Moller also currently serves as a director on the boards of Adolor Corporation, Assurance Medical, Esperion Therapeutics, Immunicon Corporation, eMerge Interactive, Inc., ChromaVision Systems, Inc. and Genomics Collaborative. Dr. Moller holds a Ph.D. in immunology from the University of Pennsylvania.

      Ms. More has been a director of OraPharma since September 1996. She has been associated with Oak Investment Partners, a venture capital firm, since 1978 and has been a general partner since 1980. She currently serves as a director of several private companies including Halox Technologies, Psychiatric Solutions and Teloquent Communications Corp. Ms. More was also a founding investor in Genzyme and has also been responsible for early-stage investments in numerous companies including Alkermes, Alexion Pharmaceuticals, Esperion Theraputics, KeraVision, Pharmacopeia, Trophix Pharmaceuticals, Compaq Computer, Network Equipment Technologies, Octel Communications and Stratus Computer.

      Mr. Rein has been a director of OraPharma since March 1997. He is the principal founder of Canaan Partners and has served as Managing General Partner since its inception in 1984, with extensive experience working with small and mid-sized companies. Prior to that, he was President and Chief Executive Officer of GE Venture Capital Corporation. Mr. Rein joined General Electric Company in 1979 and directed several of GE's lighting businesses as General Manager before joining the venture capital subsidiary. Prior to his GE career, Mr. Rein worked in various capacities with Polaroid Corporation, Transaction Systems, Inc. and Gulf Oil Corporation. In addition to serving on the board of several private companies, Mr. Rein is also on the Board of Anadigics.

      Dr. Rudnick has been a director of OraPharma since July 1997. He currently is consulting for several venture capital firms, and serves on the board of NaPro BioTherapeutics, Inc. He was Chairman and CEO of Cytotherapeutics, Inc. from 1995 through 1998. Prior to that, Dr. Rudnick served as Senior Vice President of the R.W. Johnson Pharmaceutical Research Group of Ortho Pharmaceutical Corporation, Senior Vice President of Development with Biogen Research Corporation and Director of Clinical Research with Schering-Plough. Dr. Rudnick has held various faculty appointments with Brown University, the University of North Carolina and Yale University, and received his M.D. from the University of Virginia, with fellowships at Yale in oncology and epidemiology.

      Mr. Scheer has been a director of OraPharma since September 1996. He currently has been President of Scheer & Company, Inc., a firm with activities in venture capital, corporate strategy, and transactional advisory services focused on the life sciences industry since 1981. In venture capital, Mr. Scheer has been involved in the founding of our company, ViroPharma, Inc., Esperion Therapeutics, Inc. and Achillon Pharmaceuticals, Inc. and has been a member of the board of directors of Nonlinear Dynamics, Inc. and a series of private and public companies. He has led engagement teams from Scheer providing corporate strategic advisory services to a broad range of companies including Agouron Pharmaceuticals (now a Division of Warner-Lambert), American Cyanamid (now a division of American Home Products), B.F. Goodrich, Pharmacia AB, Pharmacia & Upjohn, Hoffman La-Roche, Eli Lilly, and a range of smaller, publicly- and privately-held companies. Mr. Scheer has also led or played a significant role in a series of transactions involving corporate alliances, licensing arrangements, divestments, acquisitions and mergers in the life sciences. He received his B.A. from Harvard College and his M.S. from Yale University.

      Dr. Treu has been a director of OraPharma since December 1998. He is a managing member of Domain Associates, L.L.C., and has served in this or similar capacities with this firm since 1986. He has served as a director of over 20 early-stage health companies, ten of which have so far become public companies. He is currently a director of Focal, Inc., GelTex Pharmaceuticals, Trimeris Inc. and Simione Central Holdings, Inc. Prior to the formation of Domain, Dr. Treu had 12 years health care experience at General Electric and Technicon Corporation in a number of research, marketing management and corporate staff positions. Dr. Treu received his B.S. from Rensselaer Polytechnic Institute, and from Princeton University his M.A. and Ph.D. degrees in physics.

Board of Directors

      Our board of directors is divided into the following three classes, with the members of the respective classes serving for staggered three-year terms:

    . Class 1 directors, whose terms expire at the annual meeting of stockholders to be held in 2001;

    . Class 2 directors, whose terms expire at the annual meeting of stockholders to be held in 2002; and

    . Class 3 directors, whose terms expire at the annual meeting of stockholders to be held in 2003.

      Messrs.     ,      and      are our Class 1 directors, Messrs.     ,
and      are our Class 2 directors, and Messrs.     ,      and      are our
Class 3 directors. At each annual meeting of stockholders following this offering, our stockholders will elect the successors to directors whose terms have expired to serve from the time of election and qualification until the third annual meeting following election.

      All directors were nominated and elected as directors by the holders of our common and preferred stock in accordance with provisions of our current stockholders agreement. These provisions of our stockholders agreement will terminate upon the completion of this offering. Each of the individuals will remain as a director until resignation or until the stockholders elect their replacements in accordance with our certificate of incorporation.

      Our executive officers are appointed by the board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our executive officers or directors.

Board Committees

      Our board of directors has a compensation committee and an audit committee. The compensation committee is responsible for the administration of all salary and incentive compensation plans for our officers, including bonuses and options granted under our option and equity compensation plans. The audit committee is responsible for reviewing with management our financial controls and accounting and reporting activities. In addition, the audit committee will review the qualifications of our independent auditors, make recommendations to the board of directors regarding the selection of independent auditors, review the scope, fees and results of any audit and review any non-audit services and related fees.

Scientific Advisory Board

      The Chairman of OraPharma's Scientific Advisory Board is Ray C. Williams, DMD, who was first introduced to our technology and MPTS while Chairman of Harvard's Periodontology Department, and who more recently has served as Chairman of Periodontics at the University of North Carolina--Chapel Hill.

      Through Dr. Williams, we have retained a Scientific Advisory Board consisting of individuals with expertise in dental and periodontal medicine, oral pathology and soft-tissue therapeutics. This group was assembled during our first quarter of operations. Members of our Scientific Advisory Board advise us concerning long-term scientific planning and research and development, periodically evaluate our research programs, and periodically review and evaluate our clinical development plans and clinical trials. Dr. Van Dyke was a principal investigator for one of our Phase 2 trials and Drs. Cochran and Van Dyke were principal investigators in our Phase 3 trials. The current members of our Scientific Advisory Board are as follows:

        Member               University Affiliation         Professional Concentration
---------------------  ---------------------------------  -------------------------------
Dr. Ray Williams       Professor/Chairman                 Educator and expert in host
  (Chairman)             Periodontology, UNC--Chapel        pathways and periodontal
                         Hill; formerly Chairman,           disease
                         Department of Periodontology,
                         Harvard University

Dr. Steven             Professor, UNC--Chapel Hill;       Inflammation research, link
  Offenbacher            formerly Chairman of               between infant birth weight,
                         Periodontology, Emory              cardiac conditions and
                         University                         periodontal disease
                                                            complications of cancer
                                                            therapy

Dr. George McDonald    Professor, University of           Gastroenterology, Soft-tissue
                         Washington, Fred Hutchinson        disease, oral mucositis
                         Cancer Center

Dr. David Cochran      Professor/Department Chairman,     Growth factors, regeneration,
                         University of Texas San Antonio    implantology

Dr. Niklaus Lang       Professor/Department Chairman,     Periodontology, implantology
                         University of Bern (Switzerland)   research

Dr. Roy Page           Professor, University of           Microbiology, immunology
                         Washington

Dr. James Sciubba      Director of Dental and Oral        Dental education, oral
                         Medicine, Johns Hopkins Medical    pathology and medicine, soft-
                         Center                             tissue disease

Dr. Thomas Van Dyke    Professor, Boston University       Inflammatory process in
                                                            periodontal disease, clinical
                                                            trials

Director and Scientific Advisory Board Compensation

      We reimburse each member of our board of directors and our scientific advisory board for out-of-pocket expenses incurred in connection with attending board meetings. We also pay each member of our board of directors and scientific advisory board who is not an investor a fee of $1,500 for each board meeting attended, and have granted stock options to each member of our scientific advisory board.

Executive Compensation

      The following table presents information concerning the compensation we paid for the year ended December 31, 1998 to our chief executive officer and to each of our other four most highly compensated executive officers.

                           Summary Compensation Table

                                                        Long-Term
                             Annual Compensation   Compensation Awards
                             -------------------- ---------------------
                                                  Restricted Securities
                                                    Stock    Underlying    All Other
Name and Principal Position    Salary     Bonus   Awards(#)  Options(#) Compensation (1)
---------------------------  ---------- --------- ---------- ---------- ----------------
Michael D. Kishbauch.....    $  212,458 $  63,900     (5)         --        $13,960
 President, Chief
   Executive Officer and
   Director
James A. Ratigan.........       122,875    36,000    --           --            514
 Vice President, Chief
   Financial Officer and
   Secretary
James R. Lawter, Ph.D. ..       126,469    25,350     (6)         --          5,535
 Vice President, Chief
   Scientific and
   Technical Officer
Jan N. Lessem, M.D.,
  Ph.D.(2)...............       102,917    22,167    --       105,000           300
 Vice President, Chief
   Medical Officer
Joseph E. Zack(3)........       117,222    24,000    --       125,000        38,691
 Vice President, Sales
   and Marketing
Mark B. Carbeau(4) ......           --        --     --           --            --
 Vice President, Business
   Development

--------
(1) Includes $13,583 partial forgiveness of a loan to Mr. Kishbauch, $4,974 of relocation expense reimbursement to Dr. Lawter, $38,475 of relocation expenses reimbursed to Mr. Zack, and term life insurance premiums in the amounts of $377, $514, $561, $300 and $216 paid by us for Mr. Kishbauch, Mr. Ratigan, Dr. Lawter, Dr. Lessem and Mr. Zack, respectively.
(2) Dr. Lessem's employment began on June 1, 1998, and the table above reflects only compensation paid since this date.
(3) Mr. Zack's employment began on March 23, 1998, and the table above reflects only compensation paid since this date.
(4) Mr. Carbeau's employment began on May 1, 1999.
(5) No restricted stock grants were made to Mr. Kishbauch during the last year. As of December 31, 1998, Mr. Kishbauch held 672,925 shares of restricted common stock, subject to a restricted stock purchase agreement, dated March
    6, 1997. These restricted shares were deemed to have a value of $     as of
    the last day of the year, based on the assumed offering price of $     per
    share less the $.001 price per share paid for those shares. As of December 31, 1998, 302,816 of these shares had vested and the remaining 55% of the restricted shares will vest at the rate of 5% per calendar quarter over Mr. Kishbauch's period of continued service with us.
(6) No restricted stock grants were made to Dr. Lawter during the last year. As of December 31, 1998, Dr. Lawter held 178,750 shares of restricted common stock, subject to a restricted stock purchase agreement, dated March 19,
    1997. These restricted shares were deemed to have a value of $    as of the
    last day of the year, based on the assumed offering price of $    per share
    less the $.001 per share paid for those shares. As of December 31, 1998, 98,313 of these shares had vested and the remaining 45% of the restricted shares will vest at the rate of 5% per calendar quarter over Dr. Lawter's period of continued service with us.

Stock Option Grants

      The following table contains information concerning stock options to purchase common stock that we granted in 1998 to each of the officers named in the summary compensation table. We generally grant stock options at 100% of the fair market value of the common stock as determined by our board of directors on the date of grant. In reaching the determination of fair market value at the time of each grant, the board of directors considers a range of factors, including our current financial position, results of operations and cash flows, the status of development activities for our product candidates, our assessment of competitive position in our market and prospects for the future, current industry market conditions, including valuations for comparable companies and the illiquidity of an investment in the common stock. We granted stock options to employees to purchase a total of 248,000 shares of common stock in 1998.

                             Option Grants in 1998

                                     Individual Grants
                         ------------------------------------------
                                                                    Potential Realizable
                                                                      Value at Assumed
                                    Percent of                           Annual Rates
                         Number of    Total                            of Stock Price
                         Securities  Options                             Appreciation
                         Underlying Granted to Exercise                for Option Term
                          Options   Employees  Price Per Expiration ---------------------
Name                      Granted    in 1998     Share      Date        5%        10%
----                     ---------- ---------- --------- ---------- ---------- ----------
Jan N. Lessem, M.D. ....  105,000      42.3%     $0.18    06/01/08  $   11,886 $   30,122
Joseph E. Zack..........  125,000      50.4       0.18    03/23/08      14,150     35,859

      The following table contains information concerning stock options to purchase common stock held as of December 31, 1998 by each of the officers named in the summary compensation table that have stock options.

                          1998 Year-End Option Values

                                 Number of Shares      Value of Unexercised In-
                              Underlying Unexercised   the-Money Options at Year
                                Options at Year End             End(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
James A. Ratigan............   45,000       105,000       $--          $--
Jan N. Lessem, M.D. ........      --        105,000        --           --
Joseph E. Zack..............      --        125,000        --           --
Mark B. Carbeau.............      --            --         --           --

--------
(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of the
    assumed offering price of $     per share minus the applicable per share
    exercise price.

Employment and Agreements

      None of our executive officers has entered into employment agreements with us. Our policy is to provide salary, benefits continuation and continued vesting for six months if we terminate an executive officer without having cause. In addition, all existing stock options and shares of restricted common stock held by an executive officer will vest upon any termination without cause following a change of control of our company.

Equity Compensation Plans

1996 Stock Option Plan

      We maintain the 1996 Stock Option Plan, which has been approved by our board of directors and our stockholders. The 1996 plan provides for grants of incentive stock options and nonqualified stock options to our directors, officers, employees, consultants and advisors; however, only employees, officers, and directors who are our employees may receive grants of incentive stock options. The 1996 plan authorizes up to 1,268,825 shares of common stock for issuance under the terms of the plan. As of September 30, 1999, 1,162,947 options were outstanding under the 1996 plan. We will not make any additional grants under the 1996 plan.

1999 Equity Compensation Plan

      We will also maintain the 1999 Equity Compensation Plan. The 1999 plan provides for grants of incentive stock options, nonqualified stock options, stock awards and performance units to our employees, advisors, consultants, and non-employee directors.

      General. The 1999 plan authorizes up to    shares of our common stock for
issuance under the terms of the plan. No more than    shares in the aggregate
may be granted to any individual in any calendar year. If options granted under the plan expire or are terminated for any reason without being exercised, or if stock awards or performance units are forfeited, the shares of common stock underlying the grants will again be available for purposes of the plan.

      Administration of the Plan. The compensation committee of the board of directors administers and interprets the plan. The compensation committee has the sole authority to:

    . determine the individuals to whom grants will be made under the plan;

    . determine the type, size and terms of the grants to be made to each individual;

    . determine the time when the grants will be made and the duration of any exercise or restriction period, including the criteria for exercisability and acceleration of exercisability;

    . amend the terms of any previously issued grant; and

    . deal with any other matters arising under the plan.

      Grants. Grants under the plan may consist of:

    . options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code;

    . nonqualified stock options that are not intended to so qualify;

    . stock awards; and

    . performance units.

      Eligibility for Participation. Grants may be made to any employee of OraPharma or any of our subsidiaries, including employees who are our officers or members of our board of directors, and to any non-employee member of our board of directors. Consultants and advisors who perform services for us are also eligible to receive grants under the plan. No options have been issued under the 1999 plan.

      Options. Incentive stock options may be granted only to employees. Nonqualified stock options may be granted to employees, non-employee directors, consultants and advisors. The exercise price of common stock underlying an option will be determined by the compensation committee, and must be equal to or greater than the fair market value of our common stock on the date the option is granted.

      Participants may pay the exercise price:

    . in cash;

    . with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the option;

    . payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board; or

    . by such other method as the compensation committee may approve.

      The compensation committee will determine the term of each option, up to a maximum ten year term. Options become exercisable according to the terms and conditions determined by the compensation committee and specified in the grant instrument. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

      Stock Awards. The compensation committee may issue shares of common stock to participants subject to restrictions or no restrictions, as the compensation committee determines. Unless the compensation committee determines otherwise, during the restriction period, grantees will have the right to vote shares of stock awards and to receive dividends or other distributions paid on such shares. If a grantee's employment or service terminates during the restriction period or if any other conditions are not met, the stock awards will terminate as to all shares on which restrictions are still applicable, and the shares must be immediately returned to us, unless the compensation committee determines otherwise.

      Performance Units. The compensation committee may make grants of performance units to employees, consultants and advisors. Performance units may be payable partly in cash or shares of our common stock, provided that the cash portion does not exceed 50% of the amount to be distributed at the end of a specified performance period. Payment will be contingent on achieving performance goals by the end of the performance period. The measure of a performance unit shall equal the fair market value of a share of our common stock. The compensation committee will determine the performance criteria, the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made.

      Deferrals. The compensation committee may permit or require that a grantee defer the receipt of cash or the delivery of shares that would otherwise be due to the grantee in connection with any option, the lapse or waiver of restrictions applicable to stock awards, or the satisfaction of any requirements or objectives with respect to performance units.

      Transferability. Grants are generally not transferable by the participant, except in the event of death. However, the compensation committee may permit participants to transfer nonqualified stock options to family members or related entities on such terms as the compensation committee deems appropriate.

      Amendment and Termination of the Plan. The board of directors may amend or terminate the plan at any time. However, the board of directors may not make any amendment without stockholder approval if such stockholder approval is required by Section 162(m) or Section 422 of the Internal Revenue Code or is required by an applicable stock exchange. The plan will terminate on the day immediately preceding the tenth anniversary of its effective date, unless the board of directors terminates the plan earlier or extends it with approval of the stockholders.

      Adjustment Provisions. Upon a merger, spin-off, stock split or other transaction identified in the plan, the compensation committee may appropriately adjust:

    . the maximum number of shares available for grants;

    . the maximum number of shares that any participant may be granted in any year;

    . the number of shares covered by outstanding grants;

    . the kinds of shares issued under the plan; and

    . the price per share or the applicable market value of such grants.

      Change of Control. Upon a change of control where we are not the surviving company or where we survive only as a subsidiary of another company, the compensation committee may, but is not required to:

    . accelerate the vesting and exercisability of outstanding stock options and stock awards;

    . determine that grantees holding performance units will receive a payment in settlement of these performance units;

    . require that grantees surrender their outstanding options and in exchange for payment by us, in cash or common stock, as determined by the compensation committee, in an amount equal to the amount by which the fair market value of the shares of common stock subject to the grantee's unexercised and vested options; and

    . after giving grantees an opportunity to exercise their outstanding options to the extent vested, terminate any and all unexercised options.

      Section 162(m). Under Section 162(m) of the Internal Revenue Code, we may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to our chief executive officer or to any of our other four mostly highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the plan and the value of shares or cash paid pursuant to other grants. An exception exists, however, for "qualified performance-based compensation." The 1999 plan is intended to allow grants to meet the requirements of "qualified performance-based compensation."

      Stock options should generally meet the requirements of "qualified performance-based compensation" if the exercise price is at least equal to the fair market value of our common stock on the date of grant. The compensation committee may grant performance units and stock awards that are intended to be "qualified performance-based compensation" under Section 162(m) of the Internal Revenue Code. In that event, the compensation committee will establish in writing the objective performance goals that must be met and other conditions of the grant at the beginning of the performance period. The performance goals may relate to the employee's business unit or to our performance as a whole, or any combination of the two. The compensation committee will use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, scientific goals, preclinical or clinical goals, regulatory approval or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions, divestitures or strategic partnerships. With respect to stock awards or performance units granted as "qualified performance-based compensation," not more than 1,000,000 shares of stock may be granted to an employee under the performance units or stock awards for any performance period.

      Plan Benefits. Because the compensation committee will make grants from time to time to persons selected by the committee, we cannot presently determine the benefits and amounts that may be received in the future by persons eligible to participate in the 1999 plan.

401(k) Plan

      On July 1, 1998, we adopted a tax-qualified employee savings and retirement plan, our 401(k) plan, for our eligible employees. At the discretion of the board of directors, we may make matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) plan. To date, we have not made any matching contributions to the 401(k) plan. Any contributions to the 401(k) plan by us or by our participants are paid to a trustee. The 401(k) plan, and the accompanying trust, are intended to qualify under Section 401(k) of the Internal Revenue Code, as amended, so that contributions and income earned, if any, are not taxable to employees until withdrawn. The contributions made by us vest in increments according to a vesting schedule. At the direction of each participant, the trustee invests the contributions made to the 401(k) plan in any number of investment options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Previous Capital Stock Financings

Preferred Stock

      We sold 800,000 shares of series A preferred stock in February 1997 and 6,623,658 shares of series B preferred stock in March 1997. In December 1998 we sold 6,584,360 shares of series C preferred stock. In December 1999 we sold 1,106,194 shares of series D preferred stock. Substantially all of our shares of preferred stock have been sold to venture capital funds, each consisting of one or more related funds.

      The detailed description of the ownership within each venture capital fund is contained in the footnotes to the Principal Stockholder's table on page
54. Each share of preferred stock will automatically convert into common stock upon completion of this offering.

      Series A Preferred Stock. We sold 800,000 shares of series A preferred stock in February 1997 at a purchase price per share of $1.00 for a total of $800,000. In these transactions, we sold 200,000 shares to each of Oak Investment Partners, Canaan Partners, TL Ventures III, and Frazier Healthcare. We also granted warrants to each of Oak Investment Partners and to Canaan Partners that are exercisable for 31,250 shares of common stock at an exercise price of $1.00 per share in connection with loans of $62,500 that each such venture fund made to us. These warrants expire in December 2003.

      Series B Preferred Stock. We sold 6,623,658 shares of series B preferred stock in March 1997 at a purchase price per share of $1.82 for a total of approximately $12 million. In these transactions, we sold 1,648,352 shares of series B preferred stock to each of Oak Investment Partners, Canaan Partners and TL Ventures III; and 1,678,602 shares to Frazier Healthcare.

      Series C Preferred Stock. We sold 6,584,360 shares of series C preferred stock in December 1998 at a purchase price per share of $2.43 for a total of approximately $16 million. In these transactions, we sold:

    .   1,090,534 shares to Oak Investment Partners,

    .   740,740 shares to Canaan Partners,

    .   740,740 shares to TL Ventures III,

    .   329,219 shares to Frazier Healthcare,

    .   2,074,074 shares to Domain Partners IV, L.P.,

    .   518,519 shares to Biotechnology Investments,

    .   720,164 shares to HealthCap KB, and
    .   370,370 shares to Sentron Medical, Inc.

      Series D Preferred Stock. We sold 1,106,194 shares of series D preferred stock in December 1999 at a purchase price per share of $4.52 for a total of approximately $5 million. In these transactions, we sold:

    .   265,487 shares to Oak Investment Partners,

    .   206,006 shares to Canaan Partners,

    .   110,619 shares to TL Ventures III,

    .   44,248 shares to Frazier Healthcare,

    .   35,398 shares to Domain Partners IV, L.P.,

    .   8,850 shares to Biotechnology Investments,

    .   302,843 shares to HealthCap KB, and

    .   132,743 shares to Sentron Medical, Inc.

    We also issued warrants to these investors exercisable for the following number of shares of our common stock at an exercise price of $6.46 per share. These warrants expire in December 2006 and are not exercisable until December 2000. These warrants were issued to:

    .   53,097 to Oak Investment Partners,

    .   41,201 to Canaan Partners,

    .   22,123 to TL Ventures III,

    .   8,850 to Frazier & Company,

    .   7,080 to Domain Partners IV, L.P.,

    .   1,770 to Biotechnology Investments,

    .   60,569 to HealthCap KB, and

    .   26,549 to Sentron Medical, Inc.

Transactions with Directors

      Scheer and Company Inc., a company owned and controlled by David I. Scheer, one of our directors, provides business consulting and advisory services to us for which it receives $15,000 per quarter plus out-of-pocket expenses. Scheer and Company Inc. was paid $21,190 in 1997, $82,009 in 1998 and $55,785 in 1999.

      Seth Rudnick, M.D., one of our directors, provides product candidate development consulting services to us. Including out-of-pocket expenses, Dr. Rudnick was paid $27,095 in 1998 and $5,803 in 1999 for these services.

Transactions with Scientific Advisory Board Members

      Dr. Raymond Williams is the Chairman of our scientific advisory board. Dr. Williams provides product candidate development and industry-specific consulting services to us. For providing these services, we pay Dr. Williams $4,000 per month plus expenses. We paid Dr. Williams $38,467 in 1997, $49,759 in 1998 and $36,000 in 1999 for these services.

      Dr. Stephen Offenbacher, a member of our scientific advisory board, provides product candidate development services to us for which we pay him $3,000 per month plus out-of-pocket expenses. We paid Dr. Offenbacher $27,000 in 1997, $36,711 in 1998 and $27,000 in 1999.

      Dr. Thomas Van Dyke, a member of our scientific advisory board, provides product candidate development consulting services to us. Dr. Van Dyke was a principal investigator for one of our Phase 2 trials and our Phase 3 trials. We paid Dr. Van Dyke $4,019 in 1998 and $3,622 in 1999, including out-of-pocket expenses, for product development consulting services.

      Dr. Williams and Dr. Offenbacher are reimbursed for expenses associated with their attendance at our scientific advisory board meetings. They have received $3,904 and $3,936, respectively, for this activity. All other scientific advisory board members are paid $1,500 for each meeting attended, and are reimbursed for expenses they incur to attend such meetings.

      We have granted stock options to each member of our scientific advisory board that are exercisable for the following number of shares of common stock:

     Scientific Advisory
     Board Member             Shares
     -------------------      -------
     Dr. Ray Williams         123,535
     Dr. Stephen Offenbacher   74,121
     Dr. David Cochran         20,000
     Dr. Niklaus Lang          13,750
     Dr. Roy Page              13,750
     Dr. James Sciubba         13,750
     Dr. Thomas Van Dyke       13,750
     Dr. George McDonald       13,750

                             PRINCIPAL STOCKHOLDERS

      The following table provides information regarding the beneficial ownership of our common stock as of December 30, 1999, and as adjusted to
reflect the sale of the    shares of our common stock offered hereby, by:

    . each person or entity who beneficially owns more than 5% of our stock;

    . each of our directors;

    . our named executive officers; and

    . all executive officers and directors as a group.

      Unless otherwise indicated, the address of each executive officer named in the table below is care of OraPharma, Inc., 732 Louis Drive, Warminster, PA 18974. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

                                                      Percentage of Shares
                                                       Beneficially Owned
                               Number of Shares  ------------------------------
Name of Beneficial Owner      Beneficially Owned Before Offering After Offering
------------------------      ------------------ --------------- --------------
5% Stockholders
---------------
Oak Investment Partners
  (1).......................       3,609,623          21.0%              %

Canaan Partners (2).........       2,826,348          16.4

TL Ventures III (3).........       2,699,711          15.7

Frazier & Company (4).......       2,252,069          13.1

Domain Partners IV, L.P.
  (5).......................       2,109,472          12.3

Healthcap KB (6)............       1,023,007           6.0

Directors and Executive
Officers
-----------------------
Eileen M. More (1)..........       3,609,623          21.0%              %

Harry T. Rein (2)...........       2,826,348          16.4

Christopher Moller (3)......       2,699,711          15.7

Jesse I. Treu (5)...........       2,109,472          12.3
Michael D. Kishbauch (7)....         444,130           2.6

David I. Scheer (8).........         335,500           2.0

J. Ronald Lawter (9)........         138,063             *

James A. Ratigan (10).......          76,500             *

Joseph E. Zack (11).........          44,950             *

Jan N. Lessem (12)..........          35,109             *

James J. Mauzey (13)........          25,000             *

Seth A. Rudnick (13)........          25,000             *

Mark B. Carbeau (14)........             --              *


All directors and executive
  officers as a group (15)..      12,369,406          70.8%

--------
*  less than one percent

(1) Includes 3,496,784 shares owned by Oak Investment Partners VI, Limited Partnership and 81,589 shares owned by Oak VI Affiliates Fund Limited Partnership. Also includes 31,250 shares of series A preferred stock obtainable upon exercise of warrants. Ms. More is a general partner of Oak Associates VI, LLC and Oak VI Affiliates, LLC, the general partners of Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership, respectively. Ms. More shares voting and investment power with respect to these limited partnerships with the other general partners of Oak Associates VI, LLC and Oak VI Affiliates, LLC. Ms. More disclaims beneficial ownership of shares in which she does not have a pecuniary interest. The address of both Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Limited Partnership is One Gorham Island, Westport, CT 06880.

(2) Includes 1,663,517 shares owned by Canaan S.B.I.C., L.P., 19,777 shares owned by Canaan Capital Limited Partnership, 165,058 shares owned by Canaan Capital Offshore Limited Partnership C.V. and 946,746 shares owned by Canaan Equity L.P. Also includes 31,250 shares of series A preferred stock obtainable upon exercise of warrants. Mr. Rein is Managing General Partner of Canaan Partners, the fund manager for each of the Canaan entities. Mr. Rein disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address of all the Canaan Partners entities is 105 Rowayton Avenue, Rowayton, CT 06853.

(3) Includes 2,173,728 shares owned by TL Ventures III L.P., 455,009 shares owned by TL Ventures III Offshore L.P. and 70,974 shares owned by TL Ventures III Interfund L.P. TL Ventures III L.P., TL Ventures III Offshore L.P., and TL Ventures III Interfund L.P. are referred to as TL Ventures
    III. TL Ventures III L.P., TL Ventures III Offshore L.P., and TL Ventures III Interfund L.P. are venture capital partnerships that are required by their governing documents to make all investment, voting and disposition actions in tandem. TL Ventures III Management L.P., a limited partnership, is the sole general partner of TL Ventures III L.P. TL Ventures III Offshore Partners L.P. is the sole general partner of TL Ventures III Offshore L.P. TL Ventures III LLC is the sole general partner of TL Ventures III Interfund L.P. The general partners have sole authority and responsibility for all investment, voting and disposition decisions for TL Ventures III. The general partners of TL Ventures III Management L.P., TL Ventures III Offshore Partners L.P. and TL Ventures III LLC are Safeguard Scientifics (Delaware), Inc., Robert E. Keith, Jr., Gary J. Anderson, Mark
    J. DeNino, Robert A. Fabbio and Christopher Moller, a director of OraPharma. Dr. Moller disclaims beneficial ownership of shares in which he does not have a pecuniary interest. The address for each of the TL Ventures investment funds is 700 Building, 435 Devon Park Drive, Wayne, PA 19087.

(4) Includes shares 2,221,819 owned by Frazier Healthcare II, L.P., 5,500 shares owned by Frazier & Company, Inc., 5,500 shares owned by Charles Blanchard, 2,750 shares owned by Jon Gilbert, 5,500 shares owned by Nader Naini, 5,500 shares owned by Glenn Stewart and 5,500 shares owned by Fred Silverstein. The address for Frazier Healthcare II L.P., Frazier & Company, Inc., Charles Blanchard, Jon Gilbert, Nader Naini, Glenn Stewart and Fred Silverstein is 2 Union Square, 601 Union Street, Suite 2110, Seattle, WA 98101. The general partner of Frazier Healthcare II, L.P. is FHMII, LLC. Charles Blanchard, Jon Gilbert, Nader Naini, Glenn Stewart and Fred Silverstein are members of Frazier Management, L.L.C., the managing member of the member of FHMII, LLC and each individually disclaim beneficial ownership in shares which he does not have a pecuniary interest.

(5) Includes 2,060,106 shares beneficially owned by Domain Partners IV, L.P. and 49,366 shares beneficially owned by DP IV Associates, L.P. Dr Treu is a managing member of One Palmer Square Associates IV, L.L.C., the general partner of Domain Partners IV, L.P. and DP IV Associates, L.P. Dr. Treu shares voting and investment power with respect to these shares and disclaims beneficial ownership of such shares except to the extent of his proportionate interest therein. Excludes 527,369 shares beneficially owned by Biotechnology Investments Limited ("BIL"). Dr. Treu is a managing member of Domain Associates, L.L.C. Pursuant to a contractual agreement, Domain Associates, L.L.C. is the U.S. Venture Capital Advisor to BIL. Domain Associates, L.L.C. has no voting or investment power with respect to BIL's shares. Dr. Treu disclaims beneficial ownership of BIL's shares.

(6) Includes 429,663 shares owned by HealthCap KB and 593,344 shares owned by HealthCap Co Invest KB. The address for HealthCap KB and HealthCap Co Invest KB is Sturegatan 34, S-11436 Stockholm, Sweden. HealthCap KB and HealthCap Co Invest KB are Swedish limited partnerships.

(7) Excludes 235,524 shares of restricted common stock.

(8) Includes 335,500 shares owned by Scheer Investment Holdings I, L.L.C. Mr. Scheer is President of Scheer & Company, Inc., the fund manager of Scheer Investment Holdings I, L.L.C. Mr. Scheer disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.

(9) Includes 4,000 shares of common stock obtainable upon the exercise of warrants. Excludes 44,687 shares of restricted common stock and 16,000 shares of common stock obtainable upon the exercise of non-vested stock options.

(10) Includes 76,500 shares of common stock obtainable upon exercise of vested stock options. Excludes 81,000 shares of common stock obtainable upon exercise of non-vested stock options.

(11) Includes 44,950 shares of common stock obtainable upon the exercise of vested stock options. Excludes 86,050 shares of common stock obtainable upon exercise of non-vested stock options.

(12) Includes 35,109 shares of common stock obtainable upon exercise of vested stock options. Excludes 87,936 shares of common stock obtainable upon exercise of non-vested stock options.

(13) Includes 25,000 shares of common stock obtainable upon exercise of vested stock options. Excludes 25,000 shares of common stock obtainable upon exercise of non-vested stock options.

(14) Excludes 200,000 shares of common stock obtainable upon exercise of non-vested stock options.

(15) Includes 62,500 shares of common stock obtainable upon exercise of warrants and 217,288 shares of common stock obtainable upon exercise of stock options.

                          DESCRIPTION OF CAPITAL STOCK

Our Authorized Capital Stock

    . 50 million shares of common stock, par value $.001 per share

    . five million shares of preferred stock, par value $.001 per share

    . immediately after the sale of the shares of common stock in this
      offering, we will have    shares of common stock outstanding and no
      shares of preferred stock outstanding

Common Stock

Voting:

  . one vote for each share held of record on all matters submitted to a vote of stockholders

  . no cumulative voting rights

  . election of directors by plurality of votes cast

  . all other matters by majority of the votes cast

Dividends:

  . subject to preferential dividend rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive ratably declared dividends

  . the board of directors may only declare dividends out of legally available funds

Additional Rights:

  . subject to the preferential liquidation rights of outstanding shares of preferred stock, if any, common stockholders are entitled to receive ratably net assets, available after the payment of all debts and liabilities, upon our liquidation, dissolution or winding up

  . no preemptive rights

  . no subscription rights

  . no redemption rights

  . no sinking fund rights

  . no conversion rights

      The rights and preferences of common stockholders are subject to the right of any series of preferred stock we may issue in the future.

Preferred Stock

      We may, by resolution of our board of directors, and without any further vote or action by our stockholders, authorize and issue, subject to limitations prescribed by law, up to an aggregate of five million shares of preferred stock. The preferred stock may be issued in one or more classes or series of shares of any class or series. With respect to any classes or series, the board of directors may determine the designation and the number of shares, preferences, limitations and special rights, including dividend rights conversion rights, voting rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay, defer or prevent a change of control.

      Prior to this offering, we had 800,000 shares of series A preferred stock, 6,623,658 shares of series B preferred stock, 6,584,360 shares of series C preferred stock and 1,106,194 shares of series D preferred stock issued and outstanding. Upon the completion of this offering, all of our outstanding shares of preferred stock will be subject to mandatory conversion into an aggregate of 15,114,212 shares of common stock.

Warrants

      On completion of this offering we will have outstanding warrants to purchase:

    . 62,500 shares of common stock exercisable at a price of $1.00 per share which expire in December 2003;

    . 55,000 shares of common stock exercisable at a price of $1.82 per share, which expire in January 2004;

    . 221,239 shares of common stock exercisable at $6.46 per share which expire in December 2006; and

    . 82,305 shares of common stock exercisable at $2.43 per share which will expire in December 2006.

To exercise these warrants, the holder must enter into a restricted stock purchase agreement. The agreement will grant the holder rights to register the shares of common stock issuable upon exercise of the warrants. The exercise price and the number of shares of common stock issuable on exercise of the warrants may be adjusted following specific events including stock splits, stock dividends, reorganizations, recapitalization, merger or sale of all or substantially all our assets.

Registration Rights

      Following completion of this offering, holders of    shares of common
stock, including holders of warrants to purchase    shares of common stock,
will have the right to have their shares registered under the Securities Act of 1933. These rights are provided under the terms of agreements between us and the holders of such securities. These agreements provide, in specific
instances, the holders of    shares of common stock with the right to file a
registration statement on their behalf. In addition, pursuant to these
agreements, the holders of    shares of common stock are entitled to require us
to include their registrable securities in future registration statements we file under the Securities Act of 1933. Registration of shares of common stock pursuant to the exercise of these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration and may adversely affect our stock price.

Stockholders' Meeting

      Our next annual meeting of stockholders will be held in 2001.

Limitations on Liability

      Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damage to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

    . for any breach of such person's duty of loyalty;

    . for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; and

    . for any transaction resulting in receipt by such person of an improper personal benefit.

      Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

      We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Anti-Takeover Effects of Provisions of Charter Documents and Delaware Law

      Upon completion of this offering our certificate of incorporation will provide for the division of our board of directors into three classes. Each class must be as nearly equal in number as possible. Additionally, each class must serve a three-year term. The terms of each class are staggered so that each term ends in a different year over a three-year period. A director may only be removed for cause and only by the vote of more than 50% of the shares entitled to vote for the election of directors.

      Our certificate of incorporation also provides that our board of directors may establish the rights of, and cause us to issue, substantial amounts of preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights, privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third parties to acquire OraPharma. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of OraPharma. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. Our preferred stock provides desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, it may have the effect of discouraging, delaying or preventing a change in control of OraPharma. We have no present plans to issue any shares of preferred stock.

      The existence of the foregoing provisions in our certificate of incorporation could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.

      After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to OraPharma. Section 203 of the Delaware General Corporation Law generally prohibits certain "business combinations" between a Delaware corporation and an "interested stockholder." An "interested stockholder" is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years did own, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The statute broadly defines business combinations to include:

    . mergers;

    . consolidations;

    . sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation or aggregate market value of all outstanding stock of the corporation; and

    . certain transactions that would increase the "interested stockholder's" proportionate share ownership in the corporation.

      The statute prohibits any such business combination for a period of three years commencing on the date the "interested stockholder" becomes an "interested stockholder," unless:

    . the business combination is approved by the corporation's board of directors prior to the date the "interested stockholder" becomes an "interested stockholder";

    . the "interested stockholder" acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an "interested stockholder"; and

    . the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder."

      The Delaware General Corporation Law contains provisions enabling a corporation to avoid Section 203's restrictions if stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or by-laws to avoid the restrictions. In addition, the restrictions contained in Section 203 are not applicable to any of our existing stockholders. We have not and do not currently intend to "elect out" of the application of Section 203 of the Delaware General Corporation Law.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is StockTrans, Inc., Ardmore, Pennsylvania.

                        SHARES ELIGIBLE FOR FUTURE SALE

      Sales of substantial amounts of our common stock in the public market following this offering could adversely affect the market price of our common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.

      Of the     shares to be outstanding after this offering (assuming that
the underwriters do not exercise their over-allotment option), the     shares
of common stock offered hereby will be freely tradable without restriction in the public market unless such shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933. The remaining shares of common stock to be outstanding after this offering are "restricted securities" under the Securities Act of 1933 and may be sold in the public market under Rule 144, subject to the manner of sale and other limitations of Rule 144.

      In addition, as of      , there were options to purchase    shares of
common stock, of which    options were fully exercisable. An additional
shares were reserved for issuance under our stock option plan, of which options
to purchase    shares are being granted on or prior to the completion of this offering. We intend to register the shares of common stock issued, issuable or reserved for issuance under the plan following the date of this prospectus.

      Following completion of the offering, holders of     shares of common
stock, including holders of warrants to purchase     shares of common stock,
are entitled to registration rights with respect to such shares for resale under the Securities Act. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, this will likely cause an adverse effect on the market price for our common stock. These registration rights may not be exercised prior to the expiration of 180 days from the date of this prospectus. See "Description of Capital Stock--Registration Rights."

Lock-Up Agreements

      Substantially all of our stockholders, warrant holders and option holders, and all of our officers and directors, have agreed under written "lock-up" agreements not to sell any shares of common stock for 180 days after the date of this prospectus without the prior written consent of FleetBoston Robertson Stephens Inc.

                                  UNDERWRITING

      The underwriters named below, acting through their representatives, FleetBoston Robertson Stephens Inc., U.S. Bancorp Piper Jaffray Inc., and Gerard Klauer Mattison & Co., Inc., have severally agreed with us, subject to the terms and conditions set forth in the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   FleetBoston Robertson Stephens Inc................................
   U.S. Bancorp Piper Jaffray Inc....................................
   Gerard Klauer Mattison & Co., Inc.................................

     Total...........................................................


      The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
that price less a concession of not in excess of $    per share, of which $
may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. This reduction shall not change the amount of proceeds to be received by us as stated on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

      The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority. The underwriters have advised us that they do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

      Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to      additional shares of common stock at the same price per
share as we will receive for the      shares that the underwriters have agreed
to purchase. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table bears to
the      shares of common stock offered in this offering. If purchased, such additional shares will be sold by the underwriter on the same terms as those on
which the      shares offered in this offering are being sold. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering. If such option is exercised in full, the total public offering price, underwriting discounts and commissions and
proceeds to us will be $   , $    and $   , respectively.

      Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against various civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

      Lock-Up Agreements. Each executive officer, director, and substantially all of our stockholders, agreed with the representatives for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of FleetBoston Robertson Stephens Inc. FleetBoston Robertson Stephens Inc. may, in its sole discretion and at any time or from time to time without notice, release all or any portion of the securities subject to the lock-up agreements. There are no agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

      Future Sales. In addition, we have agreed that during the 180 days after the date of this prospectus we will not, subject to certain exceptions, without the prior written consent of FleetBoston Robertson Stephens Inc. (i) consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period or (ii) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants and the issuance of options under our existing stock option and incentive plans, provided that those options do not vest prior to the expiration of the lock-up period.

      Listing. We have applied to have the common stock approved for quotation on The Nasdaq National Market under the symbol "OPHM."

      No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock offered hereby will be determined through negotiations between us and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives, believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

      Stabilization. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwiters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Directed Share Program. At our request, the underwriters have reserved up to 5% of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to our directors, officers, employees, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

                                 LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon for OraPharma by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

      The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in giving said reports.

      The statements in this prospectus under the sections "Risk Factors--If we or the parties from which we license our technology fail to secure or enforce the patents and other intellectual property rights underlying MPTS, our core drug-delivery technology or our other product candidates, we may be unable to compete effectively"; "Risk Factors--We may face significant expense and liability if our technologies, product candidates, methods or processes are found to infringe on the intellectual property rights of others, or if we allege others infringe our intellectual property rights"; and "Business-- Technology, Licenses and Patents" have been reviewed and approved by Arnall, Golden & Gregory, LLP, Atlanta, Georgia, our patent counsel, as experts on such matters and are included in this prospectus in reliance upon that review and approval.

                        ADDITIONAL ORAPHARMA INFORMATION

      We have filed with the SEC a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to OraPharma and our common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                                ORAPHARMA, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Public Accountants................................. F-2

Balance Sheets........................................................... F-3

Statements of Operations................................................. F-4

Statements of Redeemable Convertible Preferred Stock and Stockholders'
  Deficit................................................................ F-5

Statements of Cash Flows................................................. F-6

Notes to Financial Statements............................................ F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To OraPharma, Inc.:

      We have audited the accompanying balance sheets of OraPharma, Inc. (a Delaware corporation in the development stage) as of December 31, 1997 and 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for the years ended December 31, 1997 and 1998 and for the period from inception (August 1, 1996) to December 31, 1996, and for the period from inception to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OraPharma, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the period from inception (August 1, 1996) to December 31, 1996, and for the period from inception to December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
 February 19, 1999

                                ORAPHARMA, INC.
                         (a development-stage company)

                                 BALANCE SHEETS

                                               December 31,
                                         -------------------------  September 30,
                                            1997          1998          1999
                                         -----------  ------------  -------------
                                                                     (unaudited)
                ASSETS
 Current assets:
  Cash and cash equivalents...........   $10,136,747  $ 19,236,084  $ 11,025,319
  Prepaid expenses and other..........        36,060        46,441       162,753
                                         -----------  ------------  ------------
   Total current assets...............    10,172,807    19,282,525    11,188,072
 Fixed assets, net....................       430,987       971,413       956,444
 Intangible assets, net...............       255,790       226,464       200,933
                                         -----------  ------------  ------------
                                         $10,859,584  $ 20,480,402  $ 12,345,449
                                         ===========  ============  ============
 LIABILITIES AND STOCKHOLDERS' DEFICIT
 Current liabilities:
  Current portion of long-term debt...   $       --   $    192,935  $    192,935
  Accounts payable....................       238,888       821,931        41,706
  Accrued expenses....................       244,733     1,091,996       354,787
                                         -----------  ------------  ------------
   Total current liabilities..........       483,621     2,106,862       589,428
                                         -----------  ------------  ------------
 Long-term debt.......................           --        480,978       336,277
                                         -----------  ------------  ------------
 Redeemable convertible preferred
   stock..............................    12,822,769    28,771,713    28,771,713
                                         -----------  ------------  ------------
 Commitments (Note 7)

 Stockholders' deficit:
  Common stock, par value $.001 per
    share, 17,500,000 shares
    authorized, 1,906,175, 1,914,075
    and 2,079,075 issued and
    outstanding.......................         1,906         1,914         2,079
  Additional paid-in capital..........       215,040       250,136       773,253
  Deferred compensation...............       (86,783)      (63,370)     (327,410)
  Deficit accumulated during the
    development stage.................    (2,576,969)  (11,067,831)  (17,799,891)
                                         -----------  ------------  ------------
   Total stockholders' deficit........    (2,446,806)  (10,879,151)  (17,351,969)
                                         -----------  ------------  ------------
                                         $10,859,584  $ 20,480,402  $ 12,345,449
                                         ===========  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                ORAPHARMA, INC.
                         (a development-stage company)

                            STATEMENTS OF OPERATIONS

                          Period from                                                      Period from    Period from
                           Inception                                                        Inception      Inception
                           (August 1,                                                       (August 1,    (August 1,
                             1996)           Year Ended             Nine Months Ended         1996)          1996)
                            Through         December 31,              September 30,          Through        Through
                          December 31, ------------------------  ------------------------  December 31,  September 30,
                              1996        1997         1998         1998         1999          1998          1999
                          ------------ -----------  -----------  -----------  -----------  ------------  -------------
                                                                       (unaudited)                        (unaudited)
                                                                 ------------------------
Operating expenses:
 Research and
   development..........   $  26,294   $ 1,706,393  $ 7,324,975  $ 3,710,157  $ 5,841,243  $  9,057,662  $ 14,898,905
 General and
   administrative.......     408,295       939,469    1,590,375      930,285    1,403,988     2,938,139     4,342,127
                           ---------   -----------  -----------  -----------  -----------  ------------  ------------
  Operating loss........    (434,589)   (2,645,862)  (8,915,350)  (4,640,442)  (7,245,231)  (11,995,801)  (19,241,032)
Interest income.........         252       505,529      462,506      328,073      553,488       968,287     1,521,775
Interest expense........        (893)       (1,406)     (38,018)     (25,878)     (40,317)      (40,317)      (80,634)
                           ---------   -----------  -----------  -----------  -----------  ------------  ------------
Net loss................   $(435,230)  $(2,141,739) $(8,490,862) $(4,338,247) $(6,732,060) $(11,067,831) $(17,799,891)
                           =========   ===========  ===========  ===========  ===========  ============  ============
Basic and diluted net
  loss per share........               $     (2.30) $     (6.21) $     (3.29) $     (4.30)
                                       ===========  ===========  ===========  ===========
Shares used in computing
  basic and diluted net
  loss per share........                   932,111    1,366,587    1,319,799    1,564,259
                                       ===========  ===========  ===========  ===========
Pro forma basic and
  diluted net loss per
  share (unaudited).....                            $     (0.91)              $     (0.43)
                                                    ===========               ===========
Shares used in computing
  pro forma basic and
  diluted net loss per
  share (unaudited).....                              9,349,465                15,572,277
                                                    ===========               ===========


   The accompanying notes are an integral part of these financial statements.

                                ORAPHARMA, INC.
                         (a development-stage company)

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

                                                                      Stockholders' Deficit
                                                -------------------------------------------------------------------
                               Redeemable                                                  Deficit
                              Convertible                                                Accumulated
                            Preferred Stock       Common Stock   Additional               During the
                         ---------------------- ----------------  Paid-in     Deferred   Development
                           Shares     Amount     Shares   Amount  Capital   Compensation    Stage         Total
                         ---------- ----------- --------- ------ ---------- ------------ ------------  ------------
Balance at Inception,
 August 1, 1996.........        --  $       --        --  $  --   $    --    $     --    $        --   $        --
 Deferred compensation
  related to stock
  options and grants....        --          --        --     --    189,210    (189,210)           --            --
 Amortization of
  deferred stock-based
  compensation..........        --          --        --     --        --       76,159            --         76,159
 Net loss...............        --          --        --     --        --          --        (435,230)     (435,230)
                         ---------- ----------- --------- ------  --------   ---------   ------------  ------------
Balance, December 31,
 1996...................        --          --        --     --    189,210    (113,051)      (435,230)     (359,071)
 Sale of common stock
  and restricted common
  stock to founders.....                        1,646,175  1,646        90         --             --          1,736
 Issuance of common
  stock and warrant as
  partial payment for
  intangible assets.....        --          --    220,000    220    23,780         --             --         24,000
 Exercise of warrant to
  purchase common
  stock.................        --          --     40,000     40     1,960         --             --          2,000
 Sale of Series A
  Preferred stock.......    800,000     800,000       --     --        --          --             --            --
 Sale of Series B
  Preferred stock, net
  of expenses ..........  6,623,658  12,022,769       --     --        --          --             --            --
 Amortization of
  deferred stock-based
  compensation..........        --          --        --     --        --       26,268            --         26,268
 Net loss...............        --          --        --     --        --          --      (2,141,739)   (2,141,739)
                         ---------- ----------- --------- ------  --------   ---------   ------------  ------------
Balance, December 31,
 1997...................  7,423,658  12,822,769 1,906,175  1,906   215,040     (86,783)    (2,576,969)   (2,446,806)
 Sale of Series C
  Preferred stock, net
  of expenses...........  6,584,360  15,948,944       --     --        --          --             --            --
 Sale of restricted
  common stock to a
  founder and exercise
  of employee stock
  options...............        --          --      7,900      8        39         --             --             47
 Issuance of warrant to
  purchase common stock
  in connection with
  acquisition of
  technology............        --          --        --     --     35,057         --             --         35,057
 Amortization of
  deferred stock-based
  compensation..........        --          --        --     --        --       23,413            --         23,413
 Net loss...............        --          --        --     --        --          --      (8,490,862)   (8,490,862)
                         ---------- ----------- --------- ------  --------   ---------   ------------  ------------
Balance, December 31,
 1998................... 14,008,018  28,771,713 1,914,075  1,914   250,136     (63,370)   (11,067,831)  (10,879,151)
 Issuance of common
  stock in connection
  with acquisition of
  technology
  (unaudited)...........        --          --    165,000    165   199,485         --             --        199,650
 Deferred compensation
  related to stock
  options (unaudited)...        --          --        --     --    323,632    (313,532)           --         10,100
 Amortization of
  deferred stock-based
  compensation
  (unaudited)...........        --          --        --     --        --       49,492            --         49,492
 Net loss (unaudited)...        --          --        --     --        --          --      (6,732,060)   (6,732,060)
                         ---------- ----------- --------- ------  --------   ---------   ------------  ------------
Balance, September 30,
 1999 (unaudited)....... 14,008,018 $28,771,713 2,079,075 $2,079  $773,253   $(327,410)  $(17,799,891) $(17,351,969)
                         ========== =========== ========= ======  ========   =========   ============  ============

   The accompanying notes are an integral part of these financial statements

                                ORAPHARMA, INC.
                         (a development-stage company)

                           STATEMENTS OF CASH FLOWS

                         Period from                                                      Period from    Period from
                          Inception                                                        Inception      Inception
                          (August 1,                                                       (August 1,    (August 1,
                            1996)           Year Ended             Nine Months Ended         1996)          1996)
                           Through         December 31,              September 30,          Through        Through
                         December 31, ------------------------  ------------------------  December 31,  September 30,
                             1996        1997         1998         1998         1999          1998          1999
                         ------------ -----------  -----------  -----------  -----------  ------------  -------------
                                                                      (unaudited)                        (unaudited)
Cash Flows from
 Operating Activities:
 Net loss..............   $(435,230)  $(2,141,739) $(8,490,862) $(4,338,247) $(6,732,060) $(11,067,831) $(17,799,891)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating
  activities--
  Depreciation and
   amortization........         938        61,251      188,956      127,584      210,288       251,145       461,433
  Stock based
   compensation
   expense.............      76,159        26,268       23,413       17,633       59,592       125,840       185,432
  Common stock and
   warrant issued in
   connection with
   acquisition of
   technology..........         --            --       234,707          --           --        234,707       234,707
 Changes in operating
  assets and
  liabilities--
  Prepaid expenses and
   other...............     (10,246)      (25,813)     (10,382)     (60,570)    (116,312)      (46,441)     (162,753)
  Accounts payable.....     221,968        16,920      583,043      145,131     (780,225)      821,931        41,706
  Accrued expenses.....      73,582       171,151      647,613      (27,094)    (737,559)      892,346       154,787
                          ---------   -----------  -----------  -----------  -----------  ------------  ------------
     Net cash used in
      operating
      activities.......     (72,829)   (1,891,962)  (6,823,512)  (4,135,563)  (8,096,276)   (8,788,303)  (16,884,579)
                          ---------   -----------  -----------  -----------  -----------  ------------  ------------
Cash Flows Used in
 Investing Activities:
 Capital expenditures..      (4,828)     (460,500)    (700,055)    (602,942)    (169,788)   (1,165,383)   (1,335,171)
 Expenditures for
  intangible assets....      (9,639)     (250,000)         --           --           --       (259,639)     (259,639)
                          ---------   -----------  -----------  -----------  -----------  ------------  ------------
     Net cash used in
      investing
      activities.......     (14,467)     (710,500)    (700,055)    (602,942)    (169,788)   (1,425,022)   (1,594,810)
                          ---------   -----------  -----------  -----------  -----------  ------------  ------------
Cash Flows Provided by
 Financing Activities:
 Proceeds from issuance
  of notes payable.....     125,000        40,000      750,000      500,000          --        915,000       915,000
 Proceeds from the sale
  of preferred stock,
  net of expenses......         --     12,822,769   15,948,944          --           --     28,771,713    28,771,713
 Proceeds from the sale
  of common stock and
  exercise of stock
  options and warrant..         --          3,736           47            8          --          3,783         3,783
 Proceeds from PA
  Opportunity Grant....         --            --           --           --       200,000           --        200,000
 Repayment of notes
  payable..............         --       (165,000)     (76,087)     (54,348)    (144,701)     (241,087)     (385,788)
                          ---------   -----------  -----------  -----------  -----------  ------------  ------------
     Net cash provided
      by financing
      activities.......     125,000    12,701,505   16,622,904      445,660       55,299    29,449,409    29,504,708
                          ---------   -----------  -----------  -----------  -----------  ------------  ------------
Net Increase (decrease)
 in Cash and Cash
 Equivalents...........      37,704    10,099,043    9,099,337   (4,292,845)  (8,210,765)   19,236,084    11,025,319
Cash and Cash
 Equivalents, Beginning
 of Period.............         --         37,704   10,136,747   10,136,747   19,236,084           --            --
                          ---------   -----------  -----------  -----------  -----------  ------------  ------------
Cash and Cash
 Equivalents, End of
 Period................   $  37,704   $10,136,747  $19,236,084  $ 5,843,902  $11,025,319  $ 19,236,084  $ 11,025,319
                          =========   ===========  ===========  ===========  ===========  ============  ============

  The accompanying notes are an integral part of these financial statements.

                                ORAPHARMA, INC.
                         (a development-stage company)

                         NOTES TO FINANCIAL STATEMENTS

1. Background:

      OraPharma, Inc. (the "Company") was incorporated on August 1, 1996. In February 1997, the Company acquired certain technologies and other assets related to drug delivery technologies, together with certain exclusive patent license rights to apply the acquired technologies to oral health care, as well as certain nonexclusive patent license rights for other potential applications of the acquired technologies.

      Since February 1997, the Company has focused its efforts on research and development activities related to the completion of its lead product candidate, Minocycline Periodontal Therapeutic System (MPTS), which is based on the acquired technologies. During 1998, the Company initiated Phase 3 clinical trials in order to obtain the approval of the United States Food and Drug Administration ("FDA") for this oral healthcare product. These trials were completed in October, 1999. The Company plans to file a new drug application ("NDA") with the FDA during the first half of 2000.

      During 1998, the Company acquired license rights to certain other technologies which it intends to develop into future product candidates.

      The Company has not generated any revenues from product sales and has incurred substantial losses since its inception. The Company anticipates incurring additional losses over at least the next several years and such losses may increase as the Company expands its research and development activities. Substantial financing will be needed by the Company to fund its operations and to commercially develop its product candidates. There is no assurance that such financing will be available when needed. Operations of the Company are subject to certain additional risks and uncertainties including, among others, dependence on MPTS and its exclusive licenses, uncertainty of product development, supplier and manufacturing dependence, sales and marketing inexperience, competition, reimbursement availability, dependence on other exclusive licenses and collaborations, uncertainties regarding patents and proprietary rights, dependence on key personnel and other risks related to governmental regulations and approvals.

2. Summary of Significant Accounting Policies:

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses incurred during the reporting period. Actual results could differ from those estimates.

Interim Financial Statements

      The financial statements as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of results for these interim periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results expected for the entire year.

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with maturities of three months or less to be cash equivalents. Fair value approximates carrying value because of the short maturity of the cash equivalents.

                                ORAPHARMA, INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Fixed Assets

      Depreciation and amortization are provided using the straight-line method of accounting over the estimated useful lives of the related assets or lease term, whichever is shorter. The Company uses lives of three to five years.

Intangible Assets

      Certain acquired technologies, together with acquired patent license rights have been recorded at cost and are being amortized on a straight-line basis over their estimated useful life of ten years.

Research and Development

      Research and development costs are charged to expense as incurred.

Stock-Based Compensation

      The Company accounts for stock-based compensation to employees using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has recognized deferred stock compensation related to certain stock option grants (see Note 9). The Company accounts for stock-based compensation to nonemployees using the fair value method in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and Emerging Issues Task Force (EITF) 96-18.

Net Loss Per Common Share

      The Company has presented basic and diluted net loss per share pursuant to SFAS No. 128, "Earnings per Share," and the Securities and Exchange Commission Staff Accounting Bulletin No. 98. In accordance with SFAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase. Pro forma basic and diluted net loss per common share, as presented in the statements of operations, has been computed for the year ended December 31, 1998 and the nine months ended September 30, 1999 as described above, and also gives effect to the conversion of the redeemable convertible preferred stock which will automatically convert to common stock upon the closing of the Company's initial public offering from the original date of issuance.

                                ORAPHARMA, INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


      The following table presents the calculation of basic, diluted and pro forma basic and diluted net loss per share:

                                     Year Ended             Nine Months Ended
                                    December 31,              September 30,
                               ------------------------  ------------------------
                                  1997         1998         1998         1999
                               -----------  -----------  -----------  -----------
     Net loss................  $(2,141,739) $(8,490,862) $(4,338,247) $(6,732,060)
                               ===========  ===========  ===========  ===========
     Basic and diluted:
      Weighted-average shares
        of common stock
        outstanding..........    1,385,512    1,912,674    1,912,301    1,970,888
      Less: weighted-average
        shares subject to
        repurchase...........     (453,401)    (546,087)    (592,502)    (406,629)
                               -----------  -----------  -----------  -----------
      Weighted-average shares
        used in computing
        basic and diluted net
        loss per share.......      932,111    1,366,587    1,319,799    1,564,259
                               ===========  ===========  ===========  ===========
     Basic and diluted net
       loss per share........  $     (2.30) $     (6.21) $     (3.29) $     (4.30)
                               ===========  ===========  ===========  ===========
     Pro forma:
      Net loss...............               $(8,490,862)              $(6,732,060)
                                            ===========               ===========
      Shares used above......                 1,366,587                 1,564,259
      Pro forma adjustment to
        reflect weighted
        effect of assumed
        conversion of
        convertible preferred
        stock (unaudited)....                 7,982,878                14,008,018
                                            -----------               -----------
      Shares used in
        computing pro forma
        basic and diluted net
        loss per share
        (unaudited)..........                 9,349,465                15,572,277
                                            ===========               ===========
      Pro forma basic and
        diluted net loss per
        share (unaudited)....               $     (0.91)              $     (0.43)
                                            ===========               ===========

      The Company has excluded all redeemable convertible preferred stock, outstanding stock options and warrants, and shares subject to repurchase from the calculation of basic and diluted loss per common share because all such securities are antidilutive for all applicable periods presented. The pro forma calculations exclude outstanding stock options and warrants as they are antidilutive. Basic and diluted net loss per share is not presented for the period from inception through December 31, 1996 since the Company had no shares of common stock outstanding during that period.

3. Fixed Assets:

                                               December 31,
                                            -------------------  September 30,
                                              1997      1998         1999
                                            --------  ---------  -------------
     Laboratory and production equipment... $397,910  $ 652,848    $ 756,143
     Leasehold improvements................      --     293,776      293,776
     Furniture and fixtures and office
       equipment...........................   67,418    218,759      285,253
                                            --------  ---------    ---------
                                             465,328  1,165,383    1,335,172
     Less--Accumulated depreciation and
       amortization........................  (34,341)  (193,970)    (378,728)
                                            --------  ---------    ---------
                                            $430,987  $ 971,413    $ 956,444
                                            ========  =========    =========

                                ORAPHARMA, INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


4. Acquisition of Intangible Assets:

      In February 1997, the Company executed agreements with a pharmaceutical company and a periodontist, whereby the Company acquired certain technologies and other assets related to drug delivery technologies, together with certain exclusive patent license rights to apply the acquired technologies to oral health care, as well as certain nonexclusive patent license rights for other potential applications for the required technologies.

      During 1998, the Company initiated Phase 3 clinical trials on its first oral healthcare product candidate which is based on the acquired technologies. These trials were completed on October 15, 1999. The Company plans to file an NDA with the FDA during the first half of 2000.

      On the date of acquisition, the Company paid $250,000 in cash and issued 220,000 shares of common stock and a five-year warrant to purchase 40,000 shares of common stock for the acquired technologies and patent license rights. These initial payments, valued at $274,000, have been recorded as an intangible asset. The Company is obligated to make milestone payments which aggregate $3,150,000, upon submission of an NDA to the FDA, and additional milestone payments upon the FDA approving the NDA. Under certain circumstances, the Company may make certain of these milestone payments by issuing shares of its common stock and five-year warrants to purchase common stock. Should the Company issue any warrants in connection with these milestone payments, the exercise price of these warrants would be at the fair market value of the Company's common stock, as defined, on the date of issuance.

      The Company is also obligated to make royalty payments on future revenues derived from products that are based on the acquired technology.

      The Company has engaged one of the licensors as an advisor to the Company and has agreed to pay $30,000 per year for such advisory services.

5. Accrued Expenses

                                                  December 31,
                                               ------------------- September 30,
                                                 1997      1998        1999
                                               -------- ---------- -------------
Accrued compensation.......................... $128,955 $  208,273   $  5,452
Accrued research and development..............   76,410    784,955     48,675
Accrued other.................................   39,368     98,768    100,660
Deferred revenue..............................      --         --     200,000
                                               -------- ----------   --------
                                               $244,733 $1,091,996   $354,787
                                               ======== ==========   ========

6. Long-Term Debt:

      As of September 30, 1999, the Company had a $1,750,000 equipment credit facility with a bank, of which $1,000,000 was available for future borrowings. During 1998, the Company borrowed $750,000 under this facility to finance various fixed assets. Borrowings under the facility are evidenced by notes which bear interest at the bank's prime rate plus 1%, are payable in equal monthly principal payments over 48 months and are secured by the assets financed. The facility expires at June 30, 2000.

      As of December 31, 1998, the remaining principal payments were as follows:

     1999............................................................ $ 192,935
     2000............................................................   192,935
     2001............................................................   192,935
     2002............................................................    95,108
                                                                      ---------
                                                                        673,913
     Less--Current portion...........................................  (192,935)
                                                                      ---------
                                                                      $ 480,978
                                                                      =========

                                ORAPHARMA, INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

      This credit facility requires the Company to maintain minimum tangible net worth and liquidity ratios. The Company is prohibited from paying dividends, incurring indebtedness or disposing of assets. The agreement also places certain restrictions on the Company's ability to make investments, change its business, ownership or management, or enter into merger or acquisition agreements.

7 Commitments:

Facility Lease

      On October 1, 1998, the Company entered into a five-year operating lease for the facility that it currently occupies. The following is a summary, as of December 31, 1998, of the future minimum annual lease payments required under this lease:

     1999............................................................. $165,263
     2000.............................................................  170,912
     2001.............................................................  176,562
     2002.............................................................  182,213
     2003.............................................................  139,838
                                                                       --------
      Total minimum lease payments.................................... $834,788
                                                                       ========

      The Company has also entered into operating lease agreements for various office equipment. The term of these lease agreements range from 18 to 65 months. Current minimum annual payments under these leases aggregate $16,686 per year.

      Rental expense for all operating leases in 1996, 1997 and 1998 was $3,400, $24,089 and $176,170, respectively.

License Agreements

      In December 1998, the Company entered into agreements to acquire certain rights to technologies from two entities. Under the terms of these agreements, the Company received exclusive licenses and patent rights for certain product applications based on these development-stage technologies. The Company also entered into sponsored research and consulting agreements with these entities to continue the development of these technologies on behalf of the Company.

      In connection with these agreements, during 1998 the Company incurred aggregate minimum licensing fees in the amount of $434,707, inclusive of $200,000 paid in cash and the value of 165,000 shares of the Company's common stock and a five-year warrant to purchase 55,000 shares of common stock at an exercise price of $1.82 per share. The Company issued the common stock during the first quarter of 1999. The Company has also agreed, contingent on achievement of milestones, to make future license payments in the aggregate amount of $3,100,000 and to issue a five-year warrant to purchase 82,305 shares of the Company's common stock at an exercise price of $2.43 per share. These milestone payments are due upon the successful completion of animal studies, NDA submission and NDA approval, respectively.

                                ORAPHARMA, INC.
                         (a development-stage company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


      During 1998, the Company also incurred $625,600 of sponsored research and consulting expenses in connection with these agreements. As of December 31, 1998, future sponsored research and consulting payments are scheduled to be an aggregate of $2,284,400, payable as follows:

     1999.............................................................. $869,956
     2000..............................................................  712,778
     2001..............................................................  457,778
     2002..............................................................  243,888

      Under certain circumstances, either the Company or the other entities may cancel these agreements.

      As discussed in Note 4, the Company is obligated to make certain milestone and future royalty payments in connection with the 1997 acquisition of certain technology.

8. Preferred Stock:

      As of December 31, 1998, the authorized and outstanding redeemable convertible preferred stock series and their principal terms are as follows:

                                                                             Liquidation
                    Shares             Shares             Carrying              Value
     Series       Authorized         Outstanding           Amount             Per Share
     ------       ----------         -----------          --------           -----------
     A               800,000            800,000          $   800,000            $1.00
     B             6,623,658          6,623,658           12,022,769             1.82
     C             6,584,360          6,584,360           15,948,944             2.43
                  ----------         ----------          -----------
                  14,008,018         14,008,018          $28,771,713
                  ==========         ==========          ===========

      The Company sold 800,000 shares of Series "A" Convertible Preferred stock ("Series A"), 6,623,658 shares of Series "B" Convertible Preferred stock ("Series B") and 6,584,360 shares of Series "C" Convertible Preferred stock ("Series C") in February 1997, March 1997, and December 1998, at $1.00, $1.82 and $2.43 per share, respectively. All of these convertible preferred shares were sold to accredited investors, and Series A, Series B and Series C shares have the same preferences, other than the liquidation value.

      The preferred shares are convertible into common stock on a share for share basis and are entitled to vote together with the common stockholders as one class. The preferred stockholders are entitled to receive 8% annual cumulative dividends after January 2, 2002, and to participate equally with respect to dividends or other distributions made on the common stock or any other class or series of stock then ranking junior to or in parity with the preferred shares. The preferred shares automatically convert into common stock upon the closing of an initial public offering, as defined.

      At the request of any holder of preferred shares, the Company is obligated to redeem up to one third of such shares between January 1, 2002 and December 31, 2002, up to one half of such shares between January 1, 2003 and December 31, 2003 and all such shares thereafter. The redemption price shall be $1.00 per share for Series A, $1.82 for Series B and $2.43 for Series C Convertible Preferred shares plus any unpaid cumulative or other dividends thereon. The preferred stockholders are also entitled to certain anti-dilution and registration rights.

                                ORAPHARMA, INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


9. Stockholders' Deficit:

Stock Options

      The Company has adopted the 1996 Stock Option Plan (the "Plan"), which provides for the granting of options to purchase a maximum of 1,268,825 shares of the Company's common stock. Under the Plan, options may be granted to directors, officers, employees, consultants and advisors to the Company.

      Options under the Plan generally become exercisable as follows: 20% at the first anniversary of the option grant date and 5% at each subsequent quarterly anniversary date. All options expire ten years after the grant date.

      The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and the related interpretations in accounting for its stock option plans. The Company follows the disclosure requirement of SFAS No. 123, "Accounting for Stock-Based Compensation." The weighted average fair value of the options granted during 1997 and 1998 is estimated at $.06 and $.05 per share, respectively, on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of zero; volatility of zero; weighted average risk-free interest rate of 6.47% in 1997 and 5.81% in 1998, and an expected life of 6 years. Had compensation cost for the Company's common stock option plan been determined based upon the fair value of the options at the date of grant, as prescribed under SFAS No. 123, the Company's net loss for the years ended December 31, 1997 and 1998 would have been as follows:

                                                          December 31,
                                                     ------------------------
                                                        1997         1998
                                                     -----------  -----------
     Net loss--as reported.......................... $(2,141,739) $(8,490,862)
                                                     ===========  ===========
     Net loss--pro forma............................ $(2,145,157) $(8,495,952)
                                                     ===========  ===========
     Basic and diluted net loss per share--as
       reported..................................... $     (2.30) $     (6.21)
                                                     ===========  ===========
     Basic and diluted net loss per share--pro
       forma........................................ $     (2.30) $     (6.21)
                                                     ===========  ===========

      Activity under the Plan is shown in the following table:

                                                                      Aggregate
                                                             Exercise Exercise
                                                   Shares     Price     Price
                                                  ---------  -------- ---------
     Outstanding, Date of Inception..............       --   $    --  $    --
      Granted....................................   273,656   .01-.10    2,827
                                                  ---------           --------
     Outstanding, December 31, 1996..............   273,656   .01-.10    2,827
      Granted....................................   295,000       .18   53,100
                                                  ---------           --------
     Outstanding, December 31, 1997..............   568,656   .01-.18   55,927
      Granted....................................   261,750       .18   47,115
      Exercised..................................      (400)      .10      (40)
      Forfeited..................................      (600)      .10      (60)
                                                  ---------           --------
     Outstanding, December 31, 1998..............   829,406   .01-.18  102,942
      Granted....................................   333,541       .30  100,062
                                                  ---------           --------
     Outstanding, September 30, 1999............. 1,162,947  $.01-.30 $203,004
                                                  =========           ========

                                ORAPHARMA, INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


      The following table summarizes information about stock options at September 30, 1999:

         Outstanding Stock Options                   Exercisable Stock Options
         -------------------------                   -------------------------
                                  Weighted
                                   Average
                                  Remaining
     Exercise                    Contractual                              Exercise
      Prices       Shares           Life              Shares                Price
     --------      -------       -----------       --------------       -------------
     $.01          272,656        7.3 years               149,961         $       .01
      .18          556,750        8.2 years               195,625                 .18
      .30          333,541        9.5 years                   --                  .30

      At September 30, 1999, outstanding options to purchase 1,162,947 shares had been granted, of which 345,586 were exercisable, and options to purchase 105,478 shares were available for future grants. The weighted average remaining exercise period relating to the outstanding options was approximately 8.3 years.

      During the nine months ended September 30, 1999, in connection with the grant of options to employees, the Company recorded deferred stock compensation of $313,532, representing the difference between the exercise price and the deemed fair value of the Company's common stock for financial reporting purposes on the date such stock options were granted. Deferred compensation is included as a component of stockholders' deficit and is being amortized to expense ratability over the five-year vesting period of the options.

Warrants

      In November 1996, the Company issued warrants to purchase 62,500 shares of Series A at an exercise price of $1.00 per share in connection with the issuance of convertible notes. None of these warrants, which expire in December 2003, have been exercised.

      In December 1998, the Company issued a warrant to purchase 55,000 shares of common stock at $1.82 per share in connection with the acquisition of certain technology (see Note 7).

Common Stock Subject to Repurchase

      During 1997, the Company sold 934,175 shares of common stock to certain members of management at $.001 per share. These shares are subject to repurchase by the Company, at $.001 per share, in the event that their employment is terminated. The number of shares repurchasable by the Company decreases upon the individuals first anniversary of employment, and further reduces upon subsequent quarterly anniversary dates. As of September 30, 1999, 406,629 shares of common stock are subject to repurchase by the Company.

10. Income Taxes:

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The Company has net operating loss carryforwards for tax reporting purposes that will begin to expire in 2011. Since realization of the tax benefit associated with this carryforward is not assured, a valuation allowance was recorded against this tax benefit as required by SFAS No. 109. In addition, pursuant to income tax regulations, the annual utilization of these losses may be limited. The Company believes that any such limitation will not have a material impact on the utilization of these carryforwards.

      As of December 31, 1998, the Company had federal net operating loss carryforwards of $9,258,000. The Company also had federal research and development tax credit carryforwards of $296,000.

                                ORAPHARMA, INC.
                         (a development-stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


      The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a "ownership change." Any such future "ownership change," as described in Section 382 of the Internal Revenue Code, may limit the Company's utilization of its net operating loss and tax credit carryforwards. Management believes the proposed initial public offering will not have a material effect on the Company's ability to utilize these carryforwards.

      Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Based upon the Company's loss history, a valuation allowance for deferred tax assets has been provided:

                                                            December 31,
                                                        ----------------------
                                                          1997        1998
                                                        ---------  -----------
     Deferred tax assets:
      Net operating loss carryforwards................  $ 350,000  $ 3,144,000
      Capitalized research and development expenses...    522,000      464,000
      Research and development credit carryforwards...     35,000      296,000
      Capitalized patent rights.......................        --       148,000
                                                        ---------  -----------
       Total deferred tax assets......................    907,000    4,052,000
     Valuation allowance for deferred tax assets......   (907,000)  (4,052,000)
                                                        ---------  -----------
       Net deferred tax assets........................  $     --   $       --
                                                        =========  ===========

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The expenses (other than underwriting discounts and commissions and the underwriter's non-accountable expense allowance) payable in connection with this offering of the rights and the sale of the Common Stock offered hereby are as follows:

     Securities and Exchange Commission registration fee............... $14,877
     NASD filing fee...................................................   6,135
     Nasdaq filing fee.................................................       *
     Printing and engraving expenses...................................       *
     Legal fees and expenses...........................................       *
     Accounting fees and expenses......................................       *
     Blue Sky fees and expenses (including legal fees).................       *
     Transfer agent and rights agent and registrar fees and expenses...       *
     Miscellaneous.....................................................       *
                                                                        -------
       Total........................................................... $     *
                                                                        =======

--------
*To be filed by amendment

      All expenses are estimated except for the SEC fee and the NASD fee.

Item 14. Indemnification of Directors and Officers

      The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by Delaware law. The Registrant's by-laws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third-party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third-party proceeding (including any action or investigation which could or does lead to a criminal third-party proceedings had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Such indemnification is mandatory under the Registrant's by-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant had been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant maintains a directors and officers liability insurance policy.

      The Underwriting Agreement provides that the underwriter is obligated, under certain circumstances, to indemnify directors, officers, and controlling persons of the Registrant against certain liabilities, including liabilities under the Act.

Item 15. Recent Sales of Unregistered Securities

      In the preceding three years, the Registrant has issued the following securities that were not registered under the Act:

      Since its inception, the Company has issued an aggregate of 2,079,075 shares of common stock, par value $0.001 per share. These shares include (i) 374,000 shares issued in February 1997 at a purchase price per share of $0.001 for a total of $374; (ii) 335,500 shares issued in March 1997 at a purchase price of $0.001 for a total of $336; (iii) 220,000 shares issued in February 1997 at a purchase price per share of $0.10 for a total of $22,000; (iv) 40,000 shares issued in April 1997 at a purchase price per share of $0.05 for a total of $2,000; (v) 5,000 shares issued in October 1997 at a purchase price per share of $0.01 for a total of $50; (vi) 165,000 shares issued in December 1998 at a purchase price per share of $0.17 for a total of $28,050; and (vii) 934,175 shares of restricted stock issued to certain employees and other persons, consisting of 672,925 shares issued in March 1997 at a purchase price per share of $0.001 for a total of $673; 178,750 shares issued in October 1997 at a purchase price per share of $0.001 for a total of $179; 75,000 shares issued in October 1997 at a purchase price per share of $0.001 for a total of $75; and 7,500 shares issued in February 1998 at a purchase price per share of $0.001 for a total of $8.

      Since its inception, the Company has also issued an aggregate of 15,114,212 shares of preferred stock: consisting of (i) 800,000 shares of series A preferred stock issued in February 1997 at a purchase price of $1.00 for a total of $800,000; (ii) 6,623,658 shares of series B preferred stock issued in March 1997 at a purchase price per share of $1.82 for a total of approximately $12 million; (iv) 6,584,360 shares of series C preferred stock issued in December 1998 at a purchase price per share of $2.43 for a total of approximately $16 million; and (v)1,106,194 shares of series D preferred stock issued on December 23, 1999 for a purchase price per share of $4.52 for a total of approximately $5 million. All such issuances were made under the exemption from registration provided under Section 4(2) of the Act.

      Since its inception, the Company has issued warrants to purchase (i) 62,500 shares of series A preferred stock in February 1997, which will become exercisable for 62,500 shares of common stock upon the completion of this offering at an exercise price of $1.00 per share, which expire in December 2003; (ii) 55,000 shares of common stock on February 1, 1999 at an exercise price of $1.82 per share, which expire in January 2004; (iii) 221,239 shares of common stock on December 23, 1999, at an exercise price of $6.46 per share, which expire in December 2006; and (iv) 82,305 shares of common stock on December 28, 1999, at an exercise price of $2.43 per share, which expire in December 2006. All such issuances were made under the exemption from registration provided under Section 4(2) of this Act.

      Pursuant to the Company's 1996 Stock Option Plan, since its inception the Company has granted options to purchase a total of 1,174,947 shares of common stock at a weighted average exercise price of $0.18 per share, of which options for 400 shares have been exercised and options for 600 shares have been forfeited.

For a more detailed description of the Company's 1996 Stock Option Plan, see "Description of Capital Stock--Equity Compensation Plans" in this registration statement. In granting the options and selling the underlying securities upon exercise of the options, the Company is relying upon exemptions from registration set forth in Rule 701 and Section 4(2) of the Act.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits:

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement.#

  3.1    Amended and Restated Certificate of Incorporation of the Company.#

  3.2    Amended and Restated Bylaws of the Company.#

  4.1    Second Amended and Restated Stockholders Agreement among Orapharma,
           Inc. and the parties set forth therein, dated December 23, 1999.*

  4.2    Warrant issued to Canaan Ventures II Limited Partnership.*

  4.3    Warrant issued to Canaan Ventures II Offshore C.V.*

  4.4    Warrant issued to Canaan S.B.I.C., L.P.*

  4.5    Warrant issued to Canaan Capital Limited Partnership.*

  4.6    Warrant issued to Canaan Capital Offshore Limited Partnership.*

  4.7 Series A Preferred and Series B Preferred Stock Purchase Agreement among Orapharma and the parties named therein, date February 26, 1997.#

  4.8 Series C Preferred Stock Purchase Agreement among Orapharma, Inc. and the parties named therein, dated December 1, 1998.#

  4.9 Series D Preferred Stock Purchase Agreement among Orapharma, Inc. and the parties named therein, dated December 23, 1999.*

  4.10   Restricted Stock Purchase Agreement between BioMorphics Group, Inc.
           and OraPharma dated December 31, 1998.*

  4.11   Restricted Stock Purchase Agreement between Children's Medical Center
           Corporation and OraPharma dated December 31, 1998.*

  4.12   Warrant issued to Mucosal Therapeutics.*

  4.13 Restricted Stock Purchase Agreement between American Cyanamid Company and OraPharma, dated February 26, 1997.*

  4.14   Restricted Stock Purchase Agreement between Scheer Investment Holdings
           I, L.L.C. and OraPharma dated February 24, 1997.#

  4.15   Restricted Stock Purchase Agreement between Oak VI Affiliates Fund,
           Limited Partnership and OraPharma, dated February 26, 1997.#

  4.16   Restricted Stock Purchase Agreement between Oak Investment Partners
           VI, Limited Partnership and OraPharma, dated February 26, 1997.#

  4.17   Restricted Stock Purchase Agreement between Michael D. Kishbauch and
           OraPharma, dated March 6, 1997.#

  4.18   Restricted Stock Purchase Agreement between J. Ronald Lawter and
           OraPharma, dated March 19, 1997.#

Exhibit
Number   Description
-------  -----------
  5.1    Opinion of Morgan, Lewis & Bockius LLP.#

 10.1    OraPharma, Inc. 1996 Stock Option Plan.*

 10.2    OraPharma, Inc. 1999 Equity Compensation Plan.*

 10.3    Office Space Lease for 730 Louis Drive, Warminster, Pennsylvania, between Equivest Management
          Corporation and OraPharma, Inc. dated July 31, 1998.#

 10.4    Loan and Security Agreement between Silicon Valley Bank and OraPharma dated October 10, 1997.#

 10.5    Children's Hospital Sponsored Research Agreement, between Children's Hospital and OraPharma, dated December 31, 1998.*@

 10.6    License Agreement between Children's Medical Center Corporation and OraPharma, dated
          December 31, 1998.*@

 10.7    License Agreement between Mucosal Therapeutics LLC and OraPharma, dated December 14, 1998.*@

 10.8    Research and Consulting Agreement between Biomodels LLC and OraPharma dated
          December 14, 1998.*@

 10.9    License Agreement between American Cyanamid Company and OraPharma, Inc. dated
          February 26, 1997.*@

 10.10   License Agreement between Gary R. Jernberg and OraPharma, dated December 19, 1996.*@

 10.11   License Agreement between Technical Developments and Investments, Est. and OraPharma dated
          February 13, 1997.*@

 23.1    Consent of Arthur Andersen LLP.*

 23.2    Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).#

 23.3    Consent of Arnall, Golden & Gregory, LLP.*

 24.1    Power of Attorney (included on signature page).

 27.1    Financial Data Schedule.*

-------
*Filed herewith.
#To be filed by amendment.
@Confidential Treatment Requested.

     (b) Financial Statement Schedules

     All information for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission is either included in the financial statements or is not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

     The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430(a) and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriter during the subscription period, the amount of unsubscribed securities to be purchased by the underwriter, and the terms of any subsequent reoffering thereof. If any public offering by the underwriter is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warminster, Pennsylvania, on December 30, 1999.

                                          OraPharma Inc.

                                                /s/ Michael D. Kishbauch
                                          By: _________________________________
                                                    Michael D. Kishbauch
                                               President and Chief Executive
                                                          Officer

      Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Michael D. Kishbauch and James A. Ratigan and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement and a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

     /s/ Michael D. Kishbauch          President, Chief Executive  December 30, 1999
______________________________________  Officer and Director
         Michael D. Kishbauch           (Principal Executive
                                        Officer)

       /s/ James A. Ratigan            Vice President, Chief       December 30, 1999
______________________________________  Financial Officer and
           James A. Ratigan             Secretary (Principal
                                        Financial Officer)

       /s/ Robert D. Haddow            Controller (Principal       December 30, 1999
______________________________________  Accounting Officer)
           Robert D. Haddow

       /s/ James J. Mauzey             Director                    December 30, 1999
______________________________________
           James J. Mauzey

      /s/ Christopher Moller           Director                    December 30, 1999
______________________________________
          Christopher Moller

        /s/ Eileen M. More             Director                    December 30, 1999
______________________________________
            Eileen M. More

        /s/ Harry T. Rein              Director                    December 30, 1999
______________________________________
            Harry T. Rein

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ Seth A. Rudnick             Director                    December 30, 1999
______________________________________
           Seth A. Rudnick

       /s/ David I. Scheer             Director                    December 30, 1999
______________________________________
           David I. Scheer

        /s/ Jesse I. Treu              Director                    December 30, 1999
______________________________________
            Jesse I. Treu

                                 EXHIBIT INDEX

 Exhibit
 Number  Description
 ------- -----------
  1.1    Form of Underwriting Agreement.#

  3.1    Amended and Restated Certificate of Incorporation of the Company.#

  3.2    Amended and Restated Bylaws of the Company.#

  4.1    Second Amended and Restated Stockholders Agreement among Orapharma,
           Inc. and the parties set forth therein, dated December 23, 1999.*

  4.2    Warrant issued to Canaan Ventures II Limited Partnership.*

  4.3    Warrant issued to Canaan Ventures II Offshore C.V.*

  4.4    Warrant issued to Canaan S.B.I.C., L.P.*

  4.5    Warrant issued to Canaan Capital Limited Partnership.*

  4.6    Warrant issued to Canaan Capital Offshore Limited Partnership.*

  4.7 Series A Preferred and Series B Preferred Stock Purchase Agreement among Orapharma and the parties named therein, date February 26, 1997.#

  4.8 Series C Preferred Stock Purchase Agreement among Orapharma, Inc. and the parties named therein, dated December 1, 1998.#

  4.9 Series D Preferred Stock Purchase Agreement among Orapharma, Inc. and the parties named therein, dated December 23, 1999.*

  4.10   Restricted Stock Purchase Agreement between BioMorphics Group, Inc.
           and OraPharma dated December 31, 1998.*

  4.11   Restricted Stock Purchase Agreement between Children's Medical Center
           Corporation and OraPharma dated December 31, 1998.*

  4.12   Warrant issued to Mucosal Therapeutics.*

  4.13 Restricted Stock Purchase Agreement between American Cyanamid Company and OraPharma, dated February 26, 1997.*

  4.14   Restricted Stock Purchase Agreement between Scheer Investment Holdings
           I, L.L.C. and OraPharma dated February 24, 1997.#

  4.15   Restricted Stock Purchase Agreement between Oak VI Affiliates Fund,
           Limited Partnership and OraPharma, dated February 26, 1997.#

  4.16   Restricted Stock Purchase Agreement between Oak Investment Partners
           VI, Limited Partnership and OraPharma, dated February 26, 1997.#

  4.17   Restricted Stock Purchase Agreement between Michael D. Kishbauch and
           OraPharma, dated March 6, 1997.#

  4.18   Restricted Stock Purchase Agreement between J. Ronald Lawter and
           OraPharma, dated March 19, 1997.#

 5.1   Opinion of Morgan, Lewis & Bockius LLP.#

10.1   OraPharma, Inc. 1996 Stock Option Plan.*

10.2   OraPharma, Inc. 1999 Equity Compensation Plan.*

10.3   Office Space Lease for 730 Louis Drive, Warminster, Pennsylvania, between Equivest Management
         Corporation and OraPharma, Inc. dated July 31, 1998.#

10.4   Loan and Security Agreement between Silicon Valley Bank and OraPharma dated October 10, 1997.#

10.5   Children's Hospital Sponsored Research Agreement, between Children's Hospital and OraPharma, dated December 31, 1998.*@

10.6   License Agreement between Children's Medical Center Corporation and OraPharma, dated
         December 31, 1998.*@

10.7   License Agreement between Mucosal Therapeutics LLC and OraPharma, dated December 14, 1998.*@

10.8   Research and Consulting Agreement between Biomodels LLC and OraPharma dated
         December 14, 1998.*@

10.9   License Agreement between American Cyanamid Company and OraPharma, Inc. dated
         February 26, 1997.*@

10.10  License Agreement between Gary R. Jernberg and OraPharma, dated December 19, 1996.*@

10.11  License Agreement between Technical Developments and Investments, Est. and OraPharma dated
         February 13, 1997.*@

23.1   Consent of Arthur Andersen LLP.*

23.2   Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit 5.1).#

23.3   Consent of Arnall, Golden & Gregory, LLP.*

24.1   Power of Attorney (included on signature page).

27.1   Financial Data Schedule.*

--------
*Filed herewith.
#To be filed by amendment.
@Confidential Treatment Requested.